Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

VIASYSTEMS GROUP, INC.,

TTM TECHNOLOGIES, INC.

and

VECTOR ACQUISITION CORP.

Dated as of September 21, 2014

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 21, 2014, by and among Viasystems Group, Inc., a Delaware corporation (the “Company”), TTM Technologies, Inc., a Delaware corporation (“Parent”), and Vector Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”) to be thereupon cancelled and converted into the right to receive a combination (which combination shall be referred to as the “Merger Consideration”) of (x) $11.33 in cash without interest (the “Per Share Cash Consideration”) and (y) 0.706 of a share (the “Per Share Stock Consideration”) of validly issued, fully paid and nonassessable common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other Transactions and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that the issuance of shares of Parent Common Stock pursuant to the Transactions (the “Share Issuance”) is in the best interests of Parent and its stockholders and (b) adopted resolutions approving this Agreement and the Merger and other Transactions, including the Share Issuance;

WHEREAS, the board of directors of Merger Sub has unanimously (a) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other Transactions and (b) resolved to recommend that Parent adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders have executed and delivered to Parent voting agreements obligating each such signatory to, among other things, vote in favor of the adoption of this Agreement and the Transactions, upon the terms and subject to the conditions set forth therein; and

WHEREAS, concurrently with the execution of this Agreement, Parent and those certain Company Stockholders have executed a Registration Rights Agreement Memorandum of Understanding setting forth terms pursuant to which Parent will provide to such Company Stockholders, in a definitive agreement to be executed by such parties prior to or contemporaneously with the Closing, registration rights with respect to the shares of Parent Common Stock to be received by such Company Stockholders in the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL INTERPRETATION

Section 1.01.     Definitions.   For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, (b) expressly permits the Company to comply with the provisions of Section 6.05 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following: (a) any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (i) assets (including equity securities of any of the Company’s Subsidiaries) or businesses that constitute or generate 15% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis or (ii) beneficial ownership of 15% or more of any class of equity securities of the Company or any of its Subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (b) any purchase or sale of, or tender offer or exchange offer by any Person for, equity securities of the Company or any of its Subsidiaries that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (c) any recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries, other than a wholly-owned Subsidiary of the Company, or (d) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any of the Company’s Subsidiaries, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and its Subsidiaries on a consolidated basis, or involving the Company, if, as a result of any such transaction, the Company Stockholders, as a group, immediately prior to the consummation of such transaction would hold less than 85% of the surviving or resulting entity of such transaction immediately after the consummation of such transaction; provided that the term “Acquisition Proposal” shall not include the Transactions.

“Action” means any litigation, action, suit, hearing, arbitration, mediation or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means (a) the Sherman Act of 1890, (b) the Clayton Antitrust Act of 1914, (c) the HSR Act, (d) the Anti-monopoly Law of the People’s Republic of China and (e) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Company Shares or other applicable securities, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Bona Fide Proposal” means a written bona fide Acquisition Proposal which the Company Board has considered consistent with Section 6.06(d) herein to determine whether such Acquisition Proposal constitutes a Superior Proposal.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions in New York, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

“Cash Percentage” means the quotient of (a) the Per Share Cash Consideration divided by (b) the Deemed Value of Merger Consideration.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a written notice from CFIUS received by either Parent or the Company communicating that, under Exon-Florio: (a) CFIUS has concluded its review of the Transactions and that (i) the Transactions do not constitute a “covered transaction,” (ii) there are no unresolved national security issues with respect to the Transactions, or (iii) the United States government will not take action to prevent or suspend the Transactions; (b) CFIUS has concluded an investigation into the Transactions without sending a report to the President of the United States and that (i) there are no unresolved national security concerns with respect to the Transactions or (ii) the United States government will not take action to prevent or suspend the Transactions; or (c) the President of the United States has decided not to take any action to suspend or prohibit the Transactions; provided that written notice from CFIUS shall not be required if (i) the period under Exon-Florio during which CFIUS or the President must act shall have expired without any such action being threatened, announced or taken or (ii) the President shall have announced (or otherwise communicated, directly or indirectly, to Parent or the Company) a decision not to take any action to suspend or prohibit the Transactions.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company.

“Company Certificate” means the Third Amended and Restated Certificate of Incorporation of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Plans” means any stock option, stock incentive, stock purchase or other equity compensation plan, sub-plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or controlled Affiliate of the Company or to which any such entity is a party.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Company Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) an effect that prevents or materially impairs the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, the Company Shares (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii) - (viii) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general printed circuit board manufacturing industry, economic, market or political conditions, or the financing, banking, currency or capital markets generally, including with respect to interest rates or currency exchange rates; (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (iv) changes in applicable Law, GAAP or other applicable accounting standards (or the interpretation or enforcement thereof) following the date of this Agreement; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 4.06 below from being taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) (A) any loss of or adverse impact on relationships with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent resulting primarily from or arising primarily out of the announcement or pendency of the Merger; (vii) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date of this Agreement (provided that this clause (vii) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Company Material Adverse Effect has occurred); or (viii) any specific action taken (or omitted to be taken) by the Company at or with the express written direction or written consent of Parent or that is otherwise expressly contemplated by, or permitted to be taken by the Company in accordance with the terms of, this Agreement; provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other participants in the industries in which the Company and its Subsidiaries participate.

“Company Owned Real Property” means the real property owned by the Company or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any applicable Subsidiary of the Company relating to the foregoing.

“Company Plans” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA), (b) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements and (c) all employment, retention, individual consulting, collective bargaining, Employee Change-of-Control Agreements, termination, severance or other similar agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate is a party or has any obligation (contingent or otherwise), in each case for the benefit of any current or former employee, officer, director or individual consultant of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights and Internet domain name registrations owned or purported to be owned, in whole or in part, legally or beneficially, by the Company or any of its Subsidiaries, whether or not initially filed or applied for by or in the name of the Company or any such Subsidiary.

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Company Equity Plan, restricted stock purchase agreement or other Contract with the Company.

“Company SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) filed by the Company with the SEC during the period since (and including) January 1, 2012.

“Company Stock Option” means an option to purchase Company Shares issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company Technology” means all Technology owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries, or Technology licensed to the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

“Contract” means any contract, agreement, purchase order, commitment, instrument or guaranty to which the Company or any of its Subsidiaries is a party, whether written or oral.

“Copyrights” means copyrights (whether registered or unregistered and including copyrights in Software), works of authorship, moral rights, mask works and mask sets.

“Deemed Value of Merger Consideration” means the sum of (a) the Per Share Cash Consideration and (b) the Deemed Value of Stock Consideration.

“Deemed Value of Stock Consideration” means the product of (a) the Per Share Stock Consideration multiplied by (b) the Parent Common Stock Price.

“Employee Change-of-Control Agreement” means any employee-related agreement containing one or more provisions that become effective or otherwise provide to the employee one or more rights or entitlements effective on or following a change-of-control of the Company, other than equity awards entered into pursuant to a Company Equity Plan that provide for acceleration of the awards on or following a change-of-control, provided the change-of-control provision contained in such equity award is consistent with such Company Equity Plan.

“Environmental Law” means any applicable Law relating to (a) pollution, contamination, remediation or protection of natural resources or the environment, (b) protection of human health and safety, or (c) use and management of Hazardous Materials, and includes CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), RCRA, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exon-Florio” means Sec. 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as amended by the Foreign Investment and National Security Act of 2007, P.L. 110-49, 121 Stat. 246, 259 and regulations thereto 31 C.F.R. Part 800, et. seq.

“Foreign Export and Import Laws” means the Laws and regulations of a foreign Governmental Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Foreign Plans” means Company Plans that are primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries who are located outside of the United States.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Bid” means any outstanding bid, proposal, offer or quotation made by the Company or any of its Subsidiaries or by a contractor team or joint venture in which the Company or any of its Subsidiaries is participating that, if accepted or amended, would lead to a Government Contract.

“Government Contract” means any Contract incorporating government acquisition terms (e.g. in the United States, the Federal Acquisition Regulation (FAR) or the Defense Federal Acquisition Regulation Supplement (DFARS)), including any Contract with any higher-tier contractor relating to products or services to be incorporated into products or services to be provided to a Governmental Authority.

“Governmental Authority” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any applicable Environmental Law, including petroleum and petroleum products and by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all of the proprietary rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (a) Patents; (b) Marks; (c) Internet domain names and Internet key words; (d) Copyrights; (e) Trade Secrets; and (f) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (a) through (e).

“Knowledge” when used in reference to the Company means the actual knowledge, following reasonable inquiry, of those individuals listed in Section 1.01(a) of the Company Disclosure Schedule, and when used in reference to Parent or Merger Sub means the actual knowledge, following reasonable inquiry, of those individuals listed in Section 1.01(a) of the Parent Disclosure Schedule.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Liens” means any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Marks” means trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, signs and insignia, and including all goodwill associated with the foregoing.

“Most Recent Company Balance Sheet” means the audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2013, as filed in the Company SEC Reports.

“Most Recent Parent Balance Sheet” means the audited balance sheet of Parent and its consolidated Subsidiaries as of December 30, 2013, as filed in the Parent SEC Reports.

“NASDAQ” means the NASDAQ Stock Market.

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, in each case, having applicable jurisdiction.

“Parent Bylaws” means the Fourth Amended and Restated Bylaws of Parent.

“Parent Certificate” means the Certificate of Incorporation, as amended on June 3, 2011, of Parent.

“Parent Common Stock Price” means an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on NASDAQ for each of the 10 consecutive trading days ending with the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial L.P. under the function “TTMI Equity AQR” or, if not reported therein, in another authoritative source mutually selected by Parent and the Company.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Plans” means any stock option, stock incentive, stock purchase or other equity compensation plan, sub-plan or non-plan agreement sponsored or maintained by Parent or any Subsidiary or controlled Affiliate of Parent or to which any such entity is a party.

“Parent Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by Parent or any of its Subsidiaries.

“Parent Leased Real Property” means the real property leased by Parent or any of its Subsidiaries as tenant, together with, to the extent leased by Parent or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any applicable Subsidiary of Parent relating to the foregoing.

“Parent Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (b) an effect that prevents or materially impairs the ability of Parent to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect arising out of or resulting from any of the following: (i) a decline in the market price, or a change in the trading volume of, Parent Common Stock (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii)—(viii) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred); (ii) general printed circuit board manufacturing industry, economic, market or political conditions, or the financing, banking, currency or capital markets generally, including with respect to interest rates or currency exchange rates; (iii) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events; (iv) changes in applicable Law, GAAP or other applicable accounting standards (or the interpretation or enforcement thereof) following the date of this Agreement; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions (provided that this clause (v) shall not preclude any breach of the representations and warranties made in Section 5.06 below from being taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) (A) any loss of or adverse impact on relationships with employees, customers, suppliers or distributors, (B) any delays in or cancellations of orders for the products or services of such Person and (C) any reduction in revenues, in each case to the extent resulting primarily from or arising primarily out of the announcement or pendency of the Merger; (vii) any failure to meet revenue or earnings projections, in and of itself, for any period ending on or after the date of this Agreement (provided that this clause (vii) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet revenues or earnings projections from being taken into account in determining whether a Parent Material Adverse Effect has occurred); or (viii) any specific action taken (or omitted to be taken) by Parent at or with the express written direction or written consent of the Company or that is otherwise expressly contemplated by, or permitted to be taken by Parent in accordance with the terms of, this Agreement; provided, however, in the case of clauses (ii), (iii) and (iv), except to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately affected relative to other participants in the industries in which Parent and its Subsidiaries participate.

“Parent Owned Real Property” means the real property owned by Parent or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Parent or any applicable Subsidiary of the Company relating to the foregoing.

“Parent Plans” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA), (b) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements and (c) all employment, retention, individual consulting, collective bargaining, termination, severance or other similar agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by Parent or any ERISA Affiliate, or with respect to which Parent or any ERISA Affiliate is a party or has any obligation (contingent or otherwise), in each case for the benefit of any current or former employee, officer, director or individual consultant of Parent or any of its Subsidiaries.

“Parent Registered Intellectual Property” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights and Internet domain name registrations owned or purported to be owned, in whole or in part, legally or beneficially, by Parent or any of its Subsidiaries, whether or not initially filed or applied for by or in the name of Parent or any such Subsidiary.

“Parent SEC Reports” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) filed by Parent with the SEC during the period since (and including) January 1, 2012.

“Parent Technology” means all Technology owned or purported to be owned, in whole or in part, by Parent or any of its Subsidiaries, or Technology licensed to Parent or any of its Subsidiaries that is material to the conduct of the business of Parent or any of its Subsidiaries as currently conducted.

“Patents” means patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions thereof.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet delinquent and Liens for Taxes and other governmental charges and assessments being diligently contested in good faith by appropriate proceedings (provided, in each case, an appropriate reserve has been made in the Most Recent Company Balance Sheet or Most Recent Parent Balance Sheet, as applicable, in accordance with GAAP), (b) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens attaching by operation of Law and securing payments not yet delinquent or payments that are being contested in good faith, (c) zoning restrictions, survey exceptions, easements, covenants, conditions, restrictions, rights of way and similar Liens that do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or materially detract from the value or operation of the property subject thereto and (d) Liens set forth in Section 1.01(b) of each of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association, entity or Governmental Authority.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.).

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated, leased or otherwise occupied by any Person.

“Remedial Action” means all actions, including, any capital expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law to (a) clean up, remove, treat or in any other way ameliorate or address any Release of Hazardous Materials, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger human health or the environment, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and maintenance pertaining or relating to a Release.

“Replacement Financing” means any Alternative Financing or other debt financing, including the offering of debt securities, undertaken by Parent or its Subsidiaries for the purpose of funding the Merger and the other Transactions, the net cash proceeds of which are or will be, together with cash and cash equivalents available to Parent, sufficient to pay the Required Amount and will be provided to (and used by) Parent to consummate the Transactions in accordance with the terms of this Agreement.

“Representatives” means, with respect to any Person, all directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Reverse Breakup Fee” means $40.0 million.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Issuance” means the issuance of Parent Common Stock pursuant to the Merger.

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form.

“Stock Percentage” means the quotient of (a) the Deemed Value of Stock Consideration divided by (b) the Deemed Value of Merger Consideration.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries or (c) at least 50% of the equity interests are controlled by such Person.

“Superior Proposal” means any bona fide Acquisition Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, 50% of the equity securities of the Company, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (b) is otherwise on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the Company Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (c) the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs (including circuit designs and layouts), device structures (including vias and interconnects), circuit block libraries, formulas, algorithms, procedures, techniques, ideas, know-how, Software, databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

“Termination Fee” means $12.8 million.

“Trade Secrets” means confidential and proprietary information, and non-public processes, designs (including circuit designs and layouts), specifications, technology, device structures (including vias and interconnects), circuit block libraries, databases, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, research and development, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Share Issuance, and all other agreements contemplated hereby.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws of the United States and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States.

Section 1.02.    Cross Reference Table.  The following terms defined elsewhere in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
Adverse Recommendation Change	Section 6.06(a)
Advisor	Section 4.25
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.06(d)
Alternative Financing	Section 6.09(b)
Anti-Takeover Law	Section 4.27
Bankruptcy and Equity Exception	Section 4.05
Bridge Financing	Section 5.24
Capitalization Date	Section 4.04(a)
Certificate of Merger	Section 2.03
Closing	Section 2.02
Closing Date	Section 2.02
Commitment Letter	Section 5.25
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 2.07
Company Computer Systems	Section 4.14(f)
Company Employees	Section 6.07(a)
Company Financial Statements	Section 4.08(b)
Company Material Contracts	Section 4.17(b)
Company Performance Share Unit	Section 3.03(c)
Company Preferred Shares	Section 4.04(a)
Company Securities	Section 6.02(b)
Company Share Certificates	Section 3.02(c)
Company Shares	Recitals
Company Stockholder Approval	Section 4.05
Company Stockholders	Section 2.07
Company Stockholders’ Meeting	Section 6.04(b)
Confidentiality Agreement	Section 6.05(b)
DGCL	Recitals
Dissenting Shares	Section 3.04(a)
DOJ	Section 6.10(b)
DTC	Section 3.02(c)
Effective Time	Section 2.03
ERISA Affiliate	Section 4.12(c)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exon-Florio Filing	Section 6.10(f)
Expense Reimbursement	Section 8.03(c)
Financing Agreements	Section 6.09(a)
Form S-4	Section 4.06(b)
FTC	Section 6.10(b)
Indemnified Party	Section 6.08(a)
Intervening Event	Section 6.06(e)
IRS	Section 4.12(b)
Letter of Transmittal	Section 3.02(c)
Maximum Amount	Section 6.08(b)

Defined Term	Section
Merger	Recitals
Merger Consideration	Recitals
Merger Shares	Section 3.01(b)
Merger Sub	Preamble
Multiemployer Plan	Section 4.12(a)
Notice Period	Section 6.06(d)
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Recitals
Parent Computer Systems	Section 5.14(f)
Parent Financial Statements	Section 5.08(b)
Parent Material Contracts	Section 5.17(b)
Parent Preferred Stock	Section 5.04(a)
Parent Securities	Section 6.03(b)
Parties	Preamble
Per Share Cash Consideration	Recitals
Per Share Stock Consideration	Recitals
Permits	Section 4.07(b)
Proxy Statement	Section 4.24
Regulatory Conditions	Section 8.01(b)
Required Amount	Section 5.25
Share Issuance	Recitals
Surviving Corporation	Recitals
Termination Date	Section 8.01
Uncertificated Company Shares	Section 3.02(c)
WARN	Section 4.13(b)

Section 1.03.     General Interpretation.  The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b)        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(e)        references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)        references to a Person are also to its successors and permitted assigns;

(h)        the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)        references to monetary amounts are to the lawful currency of the United States; and

(j)        words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.04.     Disclosure Schedules.  It is understood and agreed that (a) disclosure of any fact or item in any Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other applicable Section only to the extent it is reasonably apparent that such disclosure is applicable to such other Section, (b) nothing in the Company Disclosure Schedule or the Parent Disclosure Schedule is intended to broaden the scope of any representation or warranty made herein, (c) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Company Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement, and (d) the Company Disclosure Schedule or the Parent Disclosure Schedule may include facts or items that are not required to be set forth therein for informational purposes or to avoid any misunderstanding, and each of the Company and Parent acknowledges that such additional facts or items may not include other matters of a similar nature or impose any requirement to disclose any information beyond what is specifically required by this Agreement.

ARTICLE II

THE MERGER

Section 2.01.     Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger.

Section 2.02.     Closing.  Subject to the provisions of ARTICLE VII and unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) shall (a) take place at the offices of Greenberg Traurig, LLP, 2375 E. Camelback Road, Suite 700, Phoenix, Arizona 85016 on the 10th Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) occur at such other time and place agreed to by the Parties (the date upon which the Closing occurs, the “Closing Date”).

Section 2.03.    Effective Time of the Merger.  Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.04.    Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05.      Certificate and Bylaws.

(a)        At the Effective Time, the Company Certificate shall, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Viasystems Group, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b)        At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Viasystems Group, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.06.     Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation, or removal.

Section 2.07.     Actions by the Company.  The Company hereby represents that the Company Board, at a meeting duly called and held, unanimously adopted resolutions (a) approving and declaring the advisability of this Agreement, (b) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions (such approval having been made in accordance with the DGCL, the Company Certificate and the Company Bylaws), including the Merger, (c) determining this Agreement and the Merger to be advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), (d) recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”) and (e) resolving to make the Company Board Recommendation to the Company Stockholders and directing that the principal terms of the Merger be submitted for adoption by the Company Stockholders at the Company Stockholders’ Meeting.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01.     Conversion of Securities.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders (other than any requisite approval of the principal terms of the Merger by the Company Stockholders in accordance with the DGCL):

(a)        Each Company Share held in treasury and each Company Share that is owned, directly or indirectly, by a wholly owned Subsidiary of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)        Each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Company Shares to be cancelled in accordance with Section 3.01(a)) shall (i) be converted automatically into the right to receive the Merger Consideration, payable to the holder thereof, in accordance with Section 3.02, (ii) no longer be outstanding, (iii) automatically be cancelled and (iv) cease to exist. Each holder of any such converted and cancelled Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. The Company Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.”

(c)        Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02.     Payment of Merger Consideration; Surrender of Company Shares; Stock Transfer Books.

(a)        Prior to the Effective Time, Parent or Merger Sub shall appoint as exchange agent a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration to Company Stockholders. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Merger Shares, shares of Parent Common Stock (which shall be in non-certificated book entry form) and an amount of cash sufficient to pay the aggregate Merger Consideration required to be issued and paid in accordance with this Agreement. Parent shall promptly deposit with the Exchange Agent from time to time as needed any cash in lieu of fractional shares of Parent Common Stock to be paid in consideration thereof pursuant to Section 3.02(j) and any dividends or other distributions which a holder of Company Shares has the right to receive pursuant to Section 3.02(i). All shares representing Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” Parent will instruct the Exchange Agent to pay the Merger Consideration out of the Exchange Fund in accordance with the terms of this Agreement, and the Exchange Fund will not be used for any purpose other than the payment of the Merger Consideration and dividends and other distributions in accordance with this ARTICLE III. Notwithstanding the foregoing, any consideration payable in respect of Company Stock Options, Company Restricted Stock and/or Company Performance Share Units will not be deposited with the Exchange Agent but will instead be paid in accordance with Section 3.03.

(b)        The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) such investments will be in obligations of, or guaranteed by, the United States of America or rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and (ii) no gain or loss thereon shall affect the amounts payable to the holders of Merger Shares following completion of the Merger pursuant to this ARTICLE III and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this ARTICLE III. Subject to Parent’s obligations pursuant to this ARTICLE III, any and all interest and other income earned on the Exchange Fund shall promptly be paid to Parent or an Affiliate of Parent as directed by Parent.

(c)        As promptly as practicable after the Effective Time, but in no event more than three Business Day following the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Merger Shares (other than The Depository Trust Company or its nominee (“DTC”)) as of the Effective Time (and, to the extent commercially practicable, Parent will, or will cause the Exchange Agent to, make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by any such holder) (i) a letter of transmittal (each such letter, a “Letter of Transmittal”) (which shall be in customary form approved by the Company) and (ii) instructions thereto for use in effecting the surrender of certificates representing Merger Shares (the “Company Share Certificates”) and uncertificated Merger Shares held of record in book entry form (“Uncertificated Company Shares”) in exchange for the Merger Consideration, including cash in lieu of any fractional shares payable pursuant to Section 3.02(j).

(d)        Upon surrender to the Exchange Agent of (i) Company Share Certificates or (ii) Uncertificated Company Shares in compliance with the procedures set forth in the Letter of Transmittal and instructions thereto, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Share Certificates or Uncertificated Company Shares shall be entitled to receive as promptly as reasonably practicable in exchange therefor, (A) the number of shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is specifically requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to this ARTICLE III and (B) the amount of cash such holder has the right to receive pursuant to this ARTICLE III. DTC, upon surrender of the Merger Shares held of record by it in accordance with the customary surrender procedures of DTC and the Exchange Agent, shall be entitled to receive as promptly as practicable in exchange for each surrendered Merger Share, (i) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that DTC has the right to receive pursuant to this ARTICLE III and (ii) the amount of cash DTC has the right to receive pursuant to this ARTICLE III. Each Merger Share surrendered pursuant to this Section 3.02(d) will be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Company Share Certificates or Uncertificated Company Shares, cash in lieu of fractional shares, or any unpaid dividends and distributions payable to holders of Company Share Certificates or Uncertificated Company Shares. No Person beneficially owning Company Shares through DTC will be required to deliver a Letter of Transmittal to receive the Merger Consideration. Any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC following the Effective Time.

(e)        In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a Person other than the Person in whose name the Company Share Certificates or the Uncertificated Company Shares so surrendered are registered if such Company Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Company Shares shall be properly documented for transfer and the Person requesting such payment shall pay any transfer Tax or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Company Share Certificate or Uncertificated Company Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(f)        If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Exchange Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Share Certificate relates the Merger Consideration to which the holder thereof is entitled.

(g)        At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Share Certificates or Uncertificated Company Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation or by applicable Law.

(h)        Any portion of the Exchange Fund that remains undistributed to the holders of Merger Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration (and Parent shall take all actions necessary to ensure that the Surviving Corporation has or has access to sufficient funds and shares of Parent Common Stock to make such payments). Any portion of the Exchange Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)        No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Company Shares until such Company Shares are surrendered as provided in this Section 3.02. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(j)        No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Shares. Notwithstanding any other provision of this Agreement, each holder of Merger Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares (or affidavits of loss in lieu thereof) surrendered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.02(j), in lieu of such fractional shares, cash in the amount equal to such fractional amount multiplied by the Parent Common Stock Price.

Section 3.03.    Treatment of Stock Options, Restricted Stock and Company Performance Share Units.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) will adopt resolutions, and the Company will take all other actions as may be necessary or required in accordance with applicable Law and each Company Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.03, to provide that:

(a)        Each Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall, immediately prior to the Effective Time, automatically and without any action on the part of any holder of any Company Stock Option, vest in its entirety, be cancelled and, in exchange therefor, converted into the right of each holder of such Company Stock Option to receive from the Surviving Corporation:

(i)        an amount in cash in respect thereof, if any, equal to the product obtained by multiplying (A) the Cash Percentage by (B) the excess, if any, of the Deemed Value of Merger Consideration over the per share exercise price of such Company Stock Option by (C) the number of Company Shares subject to such Company Stock Option; and

(ii)        a number, rounded down to the nearest whole number, of shares of Parent Common Stock in respect thereof, if any, equal to the quotient of (A) the product obtained by multiplying (1) the Stock Percentage by (2) the excess, if any, of the Deemed Value of Merger Consideration over the per share exercise price of such Company Stock Option by (3) the number of Company Shares subject to such Company Stock Option, divided by (B) the Parent Common Stock Price, together with cash in the amount equal to (1) the fractional amount of any shares that would, absent such rounding down, be issuable pursuant to this Section 3.03(a) (after taking into account all Company Stock Options held by such holder) multiplied by (2) the Parent Common Stock Price. Each Company Share issued upon exercise of a Company Stock Option that is properly exercised prior to the Closing shall be deemed to be an outstanding Merger Share for purposes of Section 3.01.

(b)        Each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, fully vest and the restrictions with respect thereto shall lapse, and shall be treated as an outstanding Merger Share for purposes of Section 3.01.

(c)        Each Company restricted stock unit that is subject to vesting based on the achievement of performance conditions (“Company Performance Share Unit”) that is outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, vest based on the greater of: (i) 100% of the target payout and (ii) the payout that would result under the Company Performance Share Unit based on the Company’s actual performance thereunder through the trading day immediately preceding the Closing Date, as provided in the award agreements for such Company Performance Share Units (provided, however, that the “Leveraged Performance Shares” listed on Section 4.04(c) of the Company Disclosure Schedule will vest based upon the greater of (i) the closing price per share of the Company Shares on NASDAQ on the trading day immediately preceding the Closing Date and (ii) the target share price as provided in the award agreements for such Leveraged Performance Shares), and each Company Share deemed to be issued in settlement thereof shall be deemed to be an outstanding Merger Share for purposes of Section 3.01.

(d)        The cash consideration payable in respect of Company Stock Options, Company Restricted Stock, and Company Performance Share Units shall be paid through the payroll department of the Surviving Corporation as promptly as reasonably practicable after the Effective Time in conjunction with the Surviving Corporation’s regular payroll process. The Parent Common Stock payable in respect of Company Stock Options, Company Restricted Stock, and Company Share Units shall be paid by Parent as promptly as reasonably practicable after the Effective Time.

(e)        Prior to the Effective Time, the Company shall deliver to the holders of the Company Stock Options, Company Restricted Stock and Company Performance Share Units notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

(f)        Prior to the Effective Time, the Company shall take all actions necessary to terminate all of its Company Equity Plans, such termination to be effective at the Effective Time.

(g)        In connection with the termination of the Company Equity Plans, following the Effective Time, no holder of Company Stock Options, Company Restricted Stock and/or Company Performance Share Units, or any other participant in or beneficiary of the Company Equity Plans, will have any right to acquire or receive any equity securities of Parent, Surviving Corporation or any Subsidiary thereof or any consideration in respect thereof other than as expressly contemplated pursuant to this Section 3.03.

Section 3.04.      Dissenting Shares.

(a)        Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Company Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in

Section 3.01(b), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the provisions of Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 3.01(b).

(b)        The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Shares, withdrawals thereof and any other instruments delivered to the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.02(a) to pay for Dissenting Shares shall be returned to Parent upon demand.

Section 3.05.     Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, the Company, the Surviving Corporation, Parent, Merger Sub and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other payment otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Stock Options, Company Restricted Stock or Company Performance Share Units, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any applicable Tax withholdings with respect to the consideration payable to a holder of Company Stock Options, Company Restricted Stock or Company Performance Share Units, as applicable, pursuant to Section 3.03 shall be withheld as follows: (a) an amount equal to the total applicable Tax withholding multiplied by the Cash Percentage shall be withheld from the cash consideration payable in respect of such holder’s Company Stock Options, Company Restricted Stock, or Company Performance Share Units, as applicable, and (b) the remaining amount of applicable Tax withholding shall reduce the shares of Parent Common Stock payable in respect of such holder’s Company Stock Options, Company Restricted Stock, or Company Performance Share Units, as applicable. To the extent that amounts are so withheld or paid over to or deposited with the applicable Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Stock Options, Company Restricted Stock or Company Performance Share Units, as applicable, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, Merger Sub or the Exchange Agent, as applicable.

Section 3.06.     Adjustments to Prevent Dilution.  Notwithstanding any provision of this ARTICLE III to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, split, combination, exchange of shares or similar transaction, the Merger Consideration, the Per Share Cash Consideration and the Per Share Stock Consideration and any other similarly dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such stock dividend, subdivision, reclassification, split, combination, exchange of shares or similar transaction and to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.06 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule or (b) as set forth in the Company SEC Reports filed from and after January 1, 2014 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Reports that are forward looking in nature), but only to the extent such disclosure is reasonably apparent from a reading of such Company SEC Reports that such disclosure relates to such Section of ARTICLE IV below, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01.      Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02.      Certificate of Incorporation and Bylaws.  The Company has delivered to Parent copies of the Company Certificate and Company Bylaws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Company Certificate and Company Bylaws are in full force and effect and the Company is not in violation of any of their respective provisions.

Section 4.03.      Company Subsidiaries.

(a)        Each of the Company’s Subsidiaries, together with the jurisdiction of organization or formation of each such Subsidiary, is set forth in Section 4.03(a) of the Company Disclosure Schedule. Other than the Company’s Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person. Each of the Company’s Subsidiaries is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of preemptive rights and were issued in compliance with applicable Law. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Subsidiary of the Company. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company or any other Person.

Section 4.04.      Capitalization.

(a)        The authorized capital stock of the Company consists of 100,000,000 Company Shares and 25,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Shares”). As of the close of business on September 19, 2014 (the “Capitalization Date”), (i) 20,917,369 Company Shares were issued and outstanding and (ii) no Company Shares were held in the treasury of the Company. As of the Capitalization Date, 1,771,064 Company Shares were subject to outstanding Company Stock Options, 626,302 shares of Company Restricted Stock were outstanding, 799,251 Company Shares were subject to outstanding Company Performance Share Units, and 995,767 Company Shares were available for future awards under the Company Equity Plans. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding. All of the outstanding Company Shares (including shares of Company Restricted Stock) have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with applicable Law. All Company Shares subject to issuance upon exercise of Company Stock Options or vesting of Company Performance Share Units will be, upon issuance on the terms and conditions specified in the Company Equity Plans and award agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)        Except as set forth in Section 4.04(a) and for any changes since the close of business on the Capitalization Date resulting from the exercise of Company Stock Options outstanding on such date, or the vesting of Company Performance Share Units outstanding on such date, or actions taken after such date in compliance with this Agreement, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.

(c)        Section 4.04(c) of the Company Disclosure Schedule sets forth a listing of (i) all Company Equity Plans and (ii) all Company Stock Options, shares of Company Restricted Stock and Company Performance Share Units outstanding as of the close of business on the Capitalization Date, and with respect to each such award, (A) the date of grant and name of holder of each such Company Stock Option, share of Company Restricted Stock and Company Performance Share Units, (B) the Company Equity Plan under which each such award was granted, (C) the portion of such award vested and unvested as of the close of business on the Capitalization Date, (D) if applicable, the exercise price or repurchase price therefor, (E) with respect to Company Stock Options, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, and (F) with respect to Company Performance Share Units, all of the performance objectives related thereto. There have been no re-pricings of any Company Stock Options through amendments, cancellations and reissuance or other means during the current or prior two calendar years. Other than as set forth in Section 4.04(c) of the Company Disclosure Schedule, none of the Company Stock Options was granted with an exercise price below the closing price of Company Common Shares on NASDAQ on the date of the grant. All grants of Company Stock Options, Company Restricted Shares and Company Performance Share Units were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating,” “forward dating” or similar practices.

(d)        There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any other equity securities of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that would be material to the Company and its Subsidiaries, taken as a whole.

(e)        There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any of its Subsidiaries.

(f)        There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in the Company or any of its Subsidiaries may vote.

Section 4.05.     Authority; Validity and Effect of Agreements.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and subject to the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board. No other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger, for the affirmative vote of holders of a majority of the issued and outstanding Company Shares for adoption of this Agreement (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

Section 4.06.      No Conflict; Required Filings and Consents.

(a)        The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by the Company with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the Company Certificate or Company Bylaws, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 4.06(b), conflict with or violate any Law or rule of NASDAQ applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, other than (i) (A) the applicable requirements of the Exchange Act and other applicable federal securities Laws, (B) the applicable requirements of state securities, takeover and “blue sky” Laws, (C) the applicable requirements of NASDAQ, (D) the HSR Act and the applicable requirements of the other Antitrust Laws set forth in Section 4.06(b) of the Company Disclosure Schedule, (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL, (F) Exon-Florio, (G) the applicable requirements of U.S. Export and Import Laws and (H) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the Share Issuance, in which the Proxy Statement will be included as a prospectus (the “Form S-4”), and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07.      Compliance with Laws; Permits.

(a)        The Company and its Subsidiaries are, and since January 1, 2012 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2012, no Governmental Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities or required by Governmental Authorities to be obtained (collectively, “Permits”), in each case that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted and each of the Permits is in full force and effect, except for such Permits that the failure to hold or be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit, which such amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, and since January 1, 2012 has been, in compliance with the terms of its Permits, except where noncompliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2012 from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Permit that is material to the Company and its Subsidiaries taken as a whole, or relating to the revocation or modification of any Permit that is material to the Company and its Subsidiaries taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries, taken as a whole.

(c)        With respect to each Government Contract and Government Bid, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all requirements of Law pertaining to such Government Contract or Government Bid, (ii) each representation and certification executed by the Company or its Subsidiaries pertaining to such Government Contract or Government Bid was true and correct in all material respects as of its applicable date, (iii) neither the Company nor any of its Subsidiaries has submitted, directly or indirectly, to any Governmental Authority any cost or pricing data which is inaccurate or untruthful in any material respect in connection with such Government Contract or Government Bid and (iv) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Knowledge of the Company, is any Governmental Authority threatening to issue one.

(d)        To the Knowledge of the Company, there is no: (i) pending administrative, civil or criminal investigation, indictment, writ of information or audit of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries by any Governmental Authority with respect to any alleged or potential violation of Law regarding any Government Contract or Government Bid; (ii) pending suspension or debarment proceeding, nor any matters pending reasonably likely to lead to a suspension or debarment proceeding, against the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries; or (iii) contracting officer’s decision or legal proceeding by which a Governmental Authority claims that the Company or any of its Subsidiaries is liable to a Governmental Authority, in each case, with respect to any Government Contract. Since January 1, 2012, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers or employees has conducted or initiated any internal investigation, or made a voluntary disclosure to any Governmental Authority, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Government Bid.

(e)        The Company and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect. To the Knowledge of the Company, none of the Representatives of the Company or any of its Subsidiaries has for or on behalf of the Company: (i) made any payments or used any funds to influence transactions involving the United States government in violation of Law; (ii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; (iii) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable Law; or (iv) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 4.08.      SEC Filings; Financial Statements; Internal Controls.

(a)        The Company SEC Reports constitute all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by the Company with the SEC during the period since January 1, 2012. The Company SEC Reports filed on or prior to the date of this Agreement (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Reports and (ii) as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports filed on or prior to the date of this Agreement. To the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date of this Agreement is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)        Each of the consolidated balance sheets and the related consolidated statements of operations and comprehensive (loss) income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports, each as amended (collectively, the “Company Financial Statements”), (i) complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)        Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)        Since January 1, 2012 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries, has received any complaint, allegation, assertion or claim in writing that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, other than any such complaint, allegation, assertion or claim that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)        The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act.

(f)        The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) in compliance with the Exchange Act.

(g)        The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.09.      Absence of Undisclosed Liabilities.

(a)        The Company and its Subsidiaries do not have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due), except for (i) liabilities and obligations fully reflected on or reserved against in the Most Recent Company Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Company Balance Sheet and (iii) liabilities and obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or any Company SEC Reports.

Section 4.10.     Absence of Certain Changes or Events.  Since the date of the Most Recent Company Balance Sheet through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.02.

Section 4.11.     Absence of Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, there is (a) no material Action pending or threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets, (b) no settlement or similar agreements that impose any material ongoing obligation or restriction on the Company or any of its Subsidiaries or (c) no material Action pending or threatened in writing by the Company against any third party. Neither the Company nor any of its Subsidiaries is subject to any Orders of any Governmental Authorities that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no internal investigations or internal inquiries that, since January 1, 2012, have been or are being conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement Action.

Section 4.12.      Employee Plans.

(a)        Section 4.12(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each material Company Plan. None of the Company Plans is (i) a defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(b)        Each Company Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter which could reasonably be expected to result in the revocation of such letter. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, pending or to the Knowledge of the Company, threatened, against or relating to any Company Plan or asserting any rights to or claims for benefits under any Company Plan, the assets or any of the trusts under such Company Plan or the plan administrator, or against any fiduciary of any Company Plan with respect to the operation of the Company Plan (except routine claims for benefits payable under the Company Plans) other than any such investigations, proceedings or claims that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as the date of this Agreement in accordance with the terms of the Company Plans or applicable Law have been timely made in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been no act, omission or condition with respect to any Company Plan that would be reasonably likely to subject the Company or its Subsidiaries to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or applicable Law (except for routine claims for benefits).

(c)        Neither the Company, its Subsidiaries nor any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”), have terminated any defined benefit plan, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefits Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. No event has occurred and no condition exists that would subject the Company or its Subsidiaries, by reason of its affiliation with any ERISA Affiliate, to any material liability imposed under Title IV of ERISA or Code Section 412.

(d)        Subject to the requirements of applicable Law, no provision of any Foreign Plan or of any agreement, and no act or omission of the Company or any of its Subsidiaries, impairs, modifies, or otherwise affects in any material respect the right of the Company or any of its Subsidiaries to unilaterally amend or terminate any Foreign Plan, and no written commitments to materially amend any Foreign Plan have been made.

(e)        Neither the Company nor any of its Subsidiaries has any material obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of the Company or any of its Subsidiaries except as may be required under Part 6 of Title I of ERISA or state insurance laws.

(f)        No Company Plan or other arrangement maintained by the Company or any Subsidiary, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), could (i) result in the acceleration or increase in any payment or benefit, the vesting or funding (through a grantor trust or otherwise) of compensation or benefits under or any payment, contribution or funding obligation pursuant to any of the Company Plans or other arrangement, (ii) limit the right to merge, amend or terminate any Company Plan or (iii) result in any payment that would not be deductible by reason of Section 280G of the Code.

(g)        Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is in material compliance with Section 409A of the Code and the rules and regulations thereunder.

(h)        Each Foreign Plan (i) has been maintained, operated and funded in all material respects in accordance with all applicable Law, (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment and (iii) if it is intended to be funded and/or book reserved, is fully funded and/or book reserved, based on reasonable actuarial assumptions, where applicable.

Section 4.13.      Labor Matters.

(a)        Neither the Company nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is being negotiated as of the date of this Agreement. No labor organization has been elected as the collective bargaining agent of any employee or group of employees of the Company or its Subsidiaries, nor since January 1, 2012 has there been union representation involving any of the employees of the Company or its Subsidiaries. There are no (i) picketing, strikes, work stoppages, work slowdowns, lockouts or other job actions pending or, to the Knowledge of the Company, threatened against or involving the Company and its Subsidiaries, (ii) material unfair labor practice charges or other labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries, (iii) election, petition or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries or (iv) material grievance or arbitration demands against the Company or any of its Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(b)        The Company and its Subsidiaries are in compliance with all Laws respecting the employment of labor, including wages and hours, fair employment practices, discrimination, terms and conditions of employment, workers’ compensation, collection and payment of withholding and/or social security taxes and any similar Tax, occupational safety, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”) and the Immigration Reform and Control Act, except where the failure to be in compliance with the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries.

(c)        No material complaints, charges, claims, litigations or actions against the Company or its Subsidiaries have been brought by or filed with (or, to the Knowledge of the Company, threatened to be brought by or filed with) any Governmental Authority since January 1, 2012 based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiaries of any person.

Section 4.14.      Intellectual Property.

(a)        Section 4.14(a) of the Company Disclosure Schedule sets forth a list of all material Registered Intellectual Property and all material unregistered Marks used by the Company or any of its Subsidiaries.

(b)        The Company or one of its Subsidiaries is the sole owner of all material Company Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. The Company or one of its Subsidiaries is the sole and exclusive owner of, or to the Knowledge of the Company, has valid and continuing rights to use, sell, license and otherwise exploit, all of the other material Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, the Company Intellectual Property and Company Technology owned or licensed to the Company or any of its Subsidiaries includes all of the material Intellectual Property and Technology necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as they are currently conducted. To the Knowledge of the Company, the Company Registered Intellectual Property (other than any applications included in the Company Registered Intellectual Property) is subsisting and enforceable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)        To the Knowledge of the Company, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property or Technology of any other Person, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) any Company Intellectual Property; (ii) any Company Technology; (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of the current products or services by the Company or any of its Subsidiaries; or (iv) the present business practices, methods or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened, material Action which involves a claim (i) against the Company or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim or any written invitation to take a license to any Intellectual Property or Technology of any Person.

(d)        To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any material Company Intellectual Property or material Company Technology. Since January 1, 2012, no written claims have been made against any Person (including employees and former employees of the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries alleging that any Person is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property or Company Technology.

(e)        Each of Parent and its Subsidiaries has taken reasonable measures to protect and preserve the confidentiality of all Trade Secrets material to the businesses of the Company or any of its Subsidiaries as presently conducted, taken as a whole.

(f)        No material government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property or Company Technology material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Intellectual Property or Technology.

(g)        The Company and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Company Computer Systems”) that are necessary for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. The Company Computer Systems are in all material respects adequate for the operation of the Company’s and its Subsidiaries’ businesses as currently conducted. During the 18 months prior to the date hereof, (i) no error or fault has occurred in or to any of the Company Computer Systems that has resulted in a material interruption to the operations of the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any of the Company Computer Systems.

Section 4.15.      Taxes.

(a)        All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extensions actually obtained) and such Tax Returns are true, complete, and correct in all material respects.

(b)        (i) All income Taxes and all other material Taxes due and owing by the Company or any of its Subsidiaries have been timely paid, (ii) the unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Most Recent Company Balance Sheet, exceed the reserve for Tax liability set forth in the Most Recent Company Balance Sheet, and (iii) since the date of the Most Recent Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.

(c)        (i) No material deficiencies for Taxes against any of the Company and its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) there are no audits, assessments or other actions that are pending or that have been threatened in writing for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries and (iii) the U.S. federal income Tax Returns of the Company and its Subsidiaries through the taxable year ended December 31, 2010 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired.

(d)        Neither the Company nor any of its Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any material Taxes or material Tax Returns.

(e)        There are no Liens for Taxes other than Permitted Liens upon any of the material assets of the Company or any of its Subsidiaries.

(f)        Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation, or Tax indemnification agreement (other than such an agreement exclusively between or among any of the Company and its Subsidiaries).

(g)        Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or by reason of being a transferee or successor of such Person.

(h)        The Company and each of its Subsidiaries has in all material respects properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(i)         Neither the Company nor any of its Subsidiaries (i) has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(j)        From and after the Effective Time, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Effective Time or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(k)        Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(l)        Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other material agreement or ruling relating to Taxes with any Tax authority.

(m)        Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(n)        The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of them, and no such Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of the Company and its Subsidiaries will be adversely affected by the Transactions.

Section 4.16.      Environmental Matters.

(a)        Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the operations of the Company and its Subsidiaries have been conducted in compliance with all Environmental Laws.

(b)        Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained, and are and have been in compliance with, all Permits required under applicable Environmental Laws for the continued operation of their businesses as presently conducted.

(c)        Neither the Company nor any of its Subsidiaries is subject to any outstanding Orders from any Governmental Authority or Contracts with any other Person (other than Contracts relating to the management of Hazardous Materials generated in the ordinary course of business) relating to (i) Environmental Laws, (ii) any Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) an assumption of responsibility for environmental claims of another Person.

(d)        Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written communication alleging that any such party is in violation of any Environmental Law, which violation would reasonably be expected to result in the Company or any of its Subsidiaries, taken as a whole, incurring material liabilities.

(e)        The operations of the Company and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under RCRA or any foreign or state equivalent Law, are and have been in compliance with applicable Environmental Laws in all material respects, and there has been no disposal by the Company or any of its Subsidiaries on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or maintained pursuant to comparable foreign or state Law.

(f)        To the Company’s Knowledge, there is not now, nor has there been in the past, on or in any leased or owned property of the Company or of any of its Subsidiaries any of the following: (i) any underground storage tanks or surface impoundments or (ii) a Release of Hazardous Materials, in either case (i) or (ii) which would reasonably be expected to result in the Company or its Subsidiaries, taken as a whole, incurring material liabilities.

(g)        No judicial or administrative Actions are pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose material liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no material investigations threatened against the Company or any of its Subsidiaries under Environmental Laws.

(h)        The Company and its Subsidiaries have made available to Parent all material environmentally related assessments, audits, investigations, sampling or similar reports prepared since January 1, 2010 or otherwise readily available that are currently retained by and were prepared by or for the Company or any of its Subsidiaries that relate to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries.

Section 4.17.      Material Contracts.

(a)        Neither the Company nor any of its Subsidiaries is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b)        As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by the following Contracts (with such Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound being referred to herein as the “Company Material Contracts”):

(i)        any Contract that purports to limit, curtail or restrict the right of the Company or any of its Subsidiaries in any material respect (A) to engage or compete in any line of business in any geographic area, with any Person or during any period of time or (B) to solicit or hire any Person;

(ii)        any Contract that is a master service agreement with any of the customers listed on Section 4.21 of the Company Disclosure Schedule;

(iii)        any Contract requiring the Company or any of its Subsidiaries to provide any notice or information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal or prior to entering into any discussions or Contract relating to any Acquisition Proposal or similar transaction;

(iv)        any Contract (other than a Contract or purchase order with a customer of the Company or its Subsidiaries) that involves total consideration by or to the Company or any of its Subsidiaries of more than $5,000,000 in any 12 month period;

(v)        any indemnification Contract entered into with an officer or director of the Company providing for indemnification by the Company or any of its Subsidiaries (with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement);

(vi)        any Contract establishing a partnership, joint venture or similar third party business enterprise; and

(vii)        (A) any Employee Change-of-Control Agreement, (B) any employment Contract that involves base consideration in excess of $200,000 per annum or (C) any consulting Contract that involves base consideration in excess of $200,000 per annum (in each case with respect to which any party thereto has continuing material obligations as of the date hereof) with any current or former (1) member of the Company Board or (2) employee.

(c)        (i) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries and is in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto (in each case subject to the Bankruptcy and Equity Exception); (ii) neither the Company nor any of its Subsidiaries is in material default under any Company Material Contract and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries under any such Company Material Contract; and (iii) to the Knowledge of the Company, no other party to any Company Material Contract is in material breach or default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Company Material Contract or received any written notice of material breach or default under any Company Material Contract that has not been cured. Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Authority. The Company has furnished or made available to Parent true and correct copies of all Company Material Contracts in effect as of the date hereof.

Section 4.18.     Title to Property and Assets.  Except with respect to matters related to Intellectual Property (which are addressed in Section 4.14) and real property (which are addressed in Section 4.19), and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the properties and assets owned or leased by them, in each case, free and clear of all Liens other than Permitted Liens.

Section 4.19.      Real Property.

(a)        Section 4.19(a) of the Company Disclosure Schedule contains a complete and correct list of the Company Owned Real Property (including the street address of each parcel of Company Owned Real Property). The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Company Owned Real Property free and clear of any and all Liens, other than Permitted Liens. The Company is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Company Owned Real Property or any portion thereof or interest therein.

(b)        Section 4.19(b) of the Company Disclosure Schedule contains a complete and correct list of the material Company Leased Real Property, including with respect to such material Company Leased Real Property the street address of such Company Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries, as applicable, has good leasehold title to the Company Leased Real Property, free and clear of any Liens, other than Permitted Liens. All leases and subleases for the Company Leased Real Property set forth on Section 4.19(b) of the Company Disclosure Schedule are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any lease or sublease for such Company Leased Real Property, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(c)        The Company Owned Real Property and the Company Leased Real Property constitute all real property that is currently used in connection with the business of the Company and its Subsidiaries and that are necessary for the continued operation of the Company’s business as the business is currently conducted.

Section 4.20.     Interested Party Transactions.  There are no Company Material Contracts, transactions, indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of the Company, (b) any record holder or beneficial owner of five percent or more of the voting securities of the Company or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.21.     Customers and Suppliers.  Section 4.21 of the Company Disclosure Schedule sets forth a complete and correct list of the names of (a) the 10 largest end customers (taking into account shipments to or orders from contract manufacturers who purchased products or services from the Company or its Subsidiaries upon the request of an original equipment manufacturer) of the Company and its Subsidiaries, taken as a whole (based on the volume of purchases from the Company during (i) the fiscal year ended December 31, 2013 and (ii) the 6-month period ended June 30, 2014), and (b) the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole (based on the volume of purchases by the Company during the fiscal year ended December 31, 2013). As of the date of this Agreement, no such customer or supplier has terminated its relationship with the Company or materially reduced or changed the terms of its business with the Company or its Subsidiaries or given notice to the Company or any of its Subsidiaries that it intends to terminate its relationship with the Company or any of its Subsidiaries or materially reduce or change the terms of its business with the Company or any of its Subsidiaries.

Section 4.22.     Insurance.  Each material insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect and was in full force and effect during the periods of time such insurance policy purported to be in effect, and the Company is not in material breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, of any such insurance policies. As of the date of this Agreement, the Company has not received any written notice of cancellation or any other indication that any such insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in any material respect.

Section 4.23.      Export Controls; Foreign Corrupt Practices.

(a)        The Company and its Subsidiaries have not, since January 1, 2012, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation of such Laws, except such violations and disclosures that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries (i) has been and is in compliance with all applicable Foreign Export and Import Laws since January 1, 2012, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all applicable Laws relating to trade embargoes and sanctions, except in the cases of clauses (i), (ii) and (iii) where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Neither the Company nor its Subsidiaries nor any of their respective Representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar United States or foreign Laws, except such violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. None of the Company’s directors, or officers, or, to the Knowledge of the Company, the other Representatives of the Company or any of its Subsidiaries, is a “specially designated national” or blocked Person under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. Neither the Company nor any of its Subsidiaries has engaged in any business with any Person with whom, or in any country in which, a United States Person is prohibited from so engaging under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

(c)        Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective Representatives has directly or indirectly offered or paid anything of value to a Foreign Official (as defined in the Foreign Corrupt Practices Act of 1977) for the purpose of obtaining or retaining business or securing an improper advantage.

Section 4.24.     Proxy Statement.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.24, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance will, at the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement to be sent to the Company Stockholders in connection with the Company Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) will, on the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders’ Meeting or the subject matter thereof which have become false or misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any Subsidiary of Parent) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.25.    Opinion of Financial Advisor.  The Company Board has received a written opinion of Stifel, Nicolaus & Company, Incorporated (the “Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to various qualifications and assumptions set forth therein, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to the Company Stockholders. The Company has obtained all necessary consents (including the authorization of the Advisor) to permit the inclusion of such opinion in its entirety (as well as a description of the material financial analyses underlying such opinions) and references thereto in the Proxy Statement. Prior to the date of this Agreement or promptly thereafter, a true, correct and complete copy of such opinion was delivered or will be delivered to Parent.

Section 4.26.    Brokers.  No Person other than the Advisor, the fees of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, true, correct and complete copies of all agreements with the Advisor were delivered to Parent.

Section 4.27.    Anti-Takeover Laws.  The Company Board has approved this Agreement and the Transactions for all purposes of Section 203 of the DGCL and has taken all action necessary to ensure that Section 203 of the DGCL will not impose any material additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in any Transaction. No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transactions.

Section 4.28.    No Other Representations or Warranties.  Except for the representations and warranties contained in ARTICLE V, the Company acknowledges that none of Parent, the Subsidiaries of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Subsidiaries of Parent or any other Person on behalf of Parent makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Subsidiaries of Parent (including any such projections or forecasts made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and the Company has not relied on any such information or any representation or warranty not set forth in ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the Parent Disclosure Schedule or (b) as set forth in the Parent SEC Reports filed from and after January 1, 2014 and prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Parent SEC Reports that are forward looking in nature),but only to the extent such disclosure is reasonably apparent from a reading of such Parent SEC Reports that such disclosure relates to such Section of ARTICLE V below, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01.    Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its respective properties and assets and carry on its respective businesses as now conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02.     Certificate of Incorporation and Bylaws.  Parent has delivered to the Company copies of the Parent Certificate, the Parent Bylaws and the organizational documents of Merger Sub, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Parent Certificate, Parent Bylaws and organizational documents of Merger Sub are in full force and effect and neither Parent nor Merger Sub, as applicable, is in violation of any of their respective provisions.

Section 5.03.      Parent Subsidiaries.

(a)        Merger Sub was formed solely for the purpose of engaging in the Transactions, has not engaged in any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through one or more of its Subsidiaries.

(b)        Other than Parent’s Subsidiaries, Parent does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person. Each of Parent’s Subsidiaries is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent’s Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)        Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of its Subsidiaries. All of such shares and other equity interests so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of preemptive rights and were issued in compliance with applicable Law. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Subsidiary of Parent. There are no agreements requiring Parent or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of Parent or any other Person.

Section 5.04.      Capitalization.

(a)        The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 15,000,000 share of preferred stock, par value $0.001 per share, of Parent (“Parent Preferred Stock”). As of the close of business on the Capitalization Date, (i) 83,344,619 shares of Parent Common Stock were issued and outstanding and (ii) no shares of Parent Common Stock were held in the treasury of Parent. As of the Capitalization Date, 3,028,007 shares of Parent Common Stock were subject to outstanding equity awards, and 5,288,152 shares of Parent Common Stock were available for future awards under the Parent Equity Plans. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with applicable Law.

(b)        Except as set forth in Section 5.04(a) and for any changes since the close of business on the Capitalization Date resulting from the exercise or vesting of any equity awards issued under Parent Equity Plans outstanding on such date, or actions taken after such date in compliance with this Agreement, and except for awards with respect to shares of Parent Common Stock reserved for issuance under Parent Equity Plans, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, Parent, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in Parent.

(c)        There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any other equity securities of Parent, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that would be material to Parent and its Subsidiaries, taken as a whole.

(d)        There are no voting trusts or other Contracts to which Parent or any of its Subsidiaries is a party with respect to the voting of any capital stock of, or other equity interest in, Parent or any of its Subsidiaries.

(e)        There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in Parent or any of its Subsidiaries may vote.

Section 5.05.     Authority; Validity and Effect of Agreements.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. Other than the adoption of this Agreement by Parent (or one or more Subsidiaries of Parent) as the stockholder or stockholders of Merger Sub (which will be effected immediately following execution of this Agreement), the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of each of Parent and Merger Sub and no other corporate proceedings on the part of either of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.06.      No Conflict; Required Filings and Consents.

(a)        The execution and delivery by each of Parent and Merger Sub of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by each of Parent and Merger Sub with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the Parent Certificate, the Parent Bylaws or the organizational documents of Merger Sub, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 5.06(b), conflict with or violate any Law or rule of NASDAQ applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Parent Material Contract or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than (i) (A) the applicable requirements of the Exchange Act and other applicable federal securities Laws, (B) the applicable requirements of state securities, takeover and “blue sky” Laws, (C) the applicable requirements of NASDAQ, (D) the HSR Act and the applicable requirements of the other Antitrust Laws set forth in Section 5.06(b) of the Parent Disclosure Schedule, (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL, (F) Exon-Florio, (G) the applicable requirements of U.S. Export and Import Laws and (H) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4, and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07.      Compliance with Laws; Permits.

(a)        Parent and its Subsidiaries are, and since January 1, 2012 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, since January 1, 2012, no Governmental Authority has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        Parent and each of its Subsidiaries hold all Permits that are necessary for Parent and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted and each of the Permits is in full force and effect, except for such Permits that the failure to hold or be in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit, which such amendment, termination, revocation or cancellation would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is, and since January 1, 2012 has been, in compliance with the terms of its Permits, except where noncompliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since January 1, 2012 from any Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Permit that is material to Parent and its Subsidiaries taken as a whole, or relating to the revocation or modification of any Permit that is material to Parent and its Subsidiaries taken as a whole. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to Parent and its Subsidiaries, taken as a whole.

(c)        With respect to each Government Contract and Government Bid, (i) each of Parent and its Subsidiaries is in compliance in all material respects with all requirements of Law pertaining to such Government Contract or Government Bid, (ii) each representation and certification executed by Parent or its Subsidiaries pertaining to such Government Contract or Government Bid was true and correct in all material respects as of its applicable date, (iii) neither Parent nor any of its Subsidiaries has submitted, directly or indirectly, to any Governmental Authority any cost or pricing data which is inaccurate or untruthful in any material respect in connection with such Government Contract or Government Bid and (iv) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Knowledge of Parent, is any Governmental Authority threatening to issue one.

(d)        To the Knowledge of Parent, there is no: (i) pending administrative, civil or criminal investigation, indictment, writ of information or audit of Parent, any of its Subsidiaries or any director, officer or employee of Parent or any of its Subsidiaries by any Governmental Authority with respect to any alleged or potential violation of Law regarding any Government Contract or Government Bid; (ii) pending suspension or debarment proceeding, nor any matters pending reasonably likely to lead to a suspension or debarment proceeding, against Parent, any of its Subsidiaries or any director, officer or employee of Parent or any of its Subsidiaries; or (iii) contracting officer’s decision or legal proceeding by which a Governmental Authority claims that Parent or any of its Subsidiaries is liable to a Governmental Authority, in each case, with respect to any Government Contract. Since January 1, 2012, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any of Parent’s or its Subsidiaries’ directors, officers or employees has conducted or initiated any internal investigation, or made a voluntary disclosure to any Governmental Authority, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Government Bid.

(e)        Parent and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect. To the Knowledge of Parent, none of the Representatives of Parent or any of its Subsidiaries has for or on behalf of Parent: (i) made any payments or used any funds to influence transactions involving the United States government in violation of Law; (ii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; (iii) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable Law; or (iv) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 5.08.      SEC Filings; Financial Statements; Internal Controls.

(a)        The Parent SEC Reports constitute all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by Parent with the SEC during the period since January 1, 2012. The Parent SEC Reports filed on or prior to the date of this Agreement (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Reports and (ii) as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Reports filed on or prior to the date of this Agreement. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date of this Agreement is the subject of ongoing SEC review or investigation. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)        Each of the consolidated balance sheets and the related consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports, each as amended (collectively, the “Parent Financial Statements”), (i) complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)        Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Parent SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made.

(d)        Since January 1, 2012 through the date of this Agreement, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director or executive officer of Parent or any of its Subsidiaries, has received any complaint, allegation, assertion or claim in writing that Parent or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, other than any such complaint, allegation, assertion or claim that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) to the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent.

(e)        Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act.

(f)        Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) in compliance with the Exchange Act.

(g)        Parent is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 5.09.      Absence of Undisclosed Liabilities.

(a)        Parent and its Subsidiaries do not have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due), except for (i) liabilities and obligations fully reflected on or reserved against in the Most Recent Parent Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Parent Balance Sheet and (iii) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in

Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or any Parent SEC Reports.

Section 5.10.     Absence of Certain Changes or Events.  Since the date of the Most Recent Parent Balance Sheet through the date of this Agreement, (a) Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice, (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (c) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of the Company, would constitute a breach of Section 6.03.

Section 5.11.    Absence of Litigation.  Except as set forth in Section 5.11 of Parent Disclosure Schedule, there is (a) no material Action pending or threatened in writing against Parent or any of its Subsidiaries or any of its or their respective properties or assets, (b) no settlement or similar agreements that impose any material ongoing obligation or restriction on Parent or any of its Subsidiaries or (c) no material Action pending or threatened in writing by Parent against any third party. Neither Parent nor any of its Subsidiaries is subject to any Orders of any Governmental Authorities that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no internal investigations or internal inquiries that, since January 1, 2012, have been or are being conducted by or at the direction of Parent Board (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement Action.

Section 5.12.      Employee Plans.

(a)        None of the Parent Plans is (i) a defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, (ii) a Multiemployer Plan or (iii) a multiple employer plan subject to Sections 4063 or 4064 of ERISA.

(b)        Each Parent Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Parent, no fact or event has occurred since the date of such determination letter which could reasonably be expected to result in the revocation of such letter. There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, pending or to the Knowledge of Parent, threatened, against or relating to any Parent Plan or asserting any rights to or claims for benefits under any Parent Plan, the assets or any of the trusts under such Parent Plan or the plan administrator, or against any fiduciary of any Parent Plan with respect to the operation of the Parent Plan (except routine claims for benefits payable under the Parent Plans) other than any such investigations, proceedings or claims that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. All contributions, premiums and benefit payments under or in connection with the Parent Plans that are required to have been made as the date of this Agreement in accordance with the terms of the Parent Plans or applicable Law have been timely made in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been no act, omission or condition with respect to any Parent Plan that would be reasonably likely to subject Parent or its Subsidiaries to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or applicable Law (except for routine claims for benefits).

Section 5.13.      Labor Matters.

(a)        Neither Parent nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is being negotiated as of the date of this Agreement. No labor organization has been elected as the collective bargaining agent of any employee or group of employees of the Company or its Subsidiaries, nor since January 1, 2012 has there been union representation involving any of the employees of the Company or its Subsidiaries. There are no (i) picketing, strikes, work stoppages, work slowdowns, lockouts or other job actions pending or, to the Knowledge of Parent, threatened against or involving Parent and its Subsidiaries, (ii) material unfair labor practice charges or other labor disputes pending or, to the Knowledge of Parent, threatened by or on behalf of any employee or group of employees of Parent or its Subsidiaries, (iii) election, petition or proceeding by a labor union or representative thereof to organize any employees of Parent or its Subsidiaries or (iv) material grievance or arbitration demands against Parent or any of its Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(b)        Parent and its Subsidiaries are in compliance with all Laws respecting the employment of labor, including wages and hours, fair employment practices, discrimination, terms and conditions of employment, workers’ compensation, collection and payment of withholding and/or social security taxes and any similar Tax, occupational safety, WARN and the Immigration Reform and Control Act, except where the failure to be in compliance with the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Parent or any of its Subsidiaries.

(c)        No material complaints, charges, claims, litigations or actions against Parent or its Subsidiaries have been brought by or filed with (or, to the Knowledge of Parent, threatened to be brought by or filed with) any Governmental Authority since January 1, 2012 based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or its Subsidiaries of any person.

Section 5.14.      Intellectual Property.

(a)        Parent or one of its Subsidiaries is the sole owner of all material Parent Registered Intellectual Property, free and clear of all Liens other than Permitted Liens. Parent or one of its Subsidiaries is the sole and exclusive owner of, or to the Knowledge of Parent, has valid and continuing rights to use, sell, license and otherwise exploit, all of the other material Parent Intellectual Property and Parent Technology as the same is used, sold, licensed and otherwise exploited by Parent or any of its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. To the Knowledge of Parent, Parent Intellectual Property and Parent Technology owned or licensed to Parent or any of its Subsidiaries includes all of the material Intellectual Property and Technology necessary and sufficient to enable Parent and its Subsidiaries to conduct their respective businesses as they are currently conducted. To the Knowledge of Parent, Parent Registered Intellectual Property (other than any applications included in Parent Registered Intellectual Property) is subsisting and enforceable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        To the Knowledge of Parent, none of the following infringe, constitute or result from an unauthorized use or misappropriation of or violate any Intellectual Property or Technology of any other Person, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) any Parent Intellectual Property; (ii) any Parent Technology; (iii) the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use, practice or other exploitation of the current products or services by Parent or any of its Subsidiaries; or (iv) the present business practices, methods or operations of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of Parent, threatened, material Action which involves a claim (i) against Parent or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property or Technology of any Person, or challenging the ownership, use, validity or enforceability of any Parent Intellectual Property or Parent Technology or (ii) contesting the right of Parent or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Parent Intellectual Property or Parent Technology, or any products, processes or materials covered thereby in any manner. Since January 1, 2012, neither Parent nor any of its Subsidiaries has received written notice of any such threatened claim or any written invitation to take a license to any Intellectual Property or Technology of any Person.

(c)        To the Knowledge of Parent, no Person (including employees and former employees of Parent or any of its Subsidiaries) is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any material Parent Intellectual Property or material Parent Technology. Since January 1, 2012, no written claims have been made against any Person (including employees and former employees of Parent or any of its Subsidiaries) by Parent or any of its Subsidiaries alleging that any Person is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Parent Intellectual Property or Parent Technology.

(d)        Each of Parent and its Subsidiaries has taken reasonable measures to protect and preserve the confidentiality of all Trade Secrets material to the businesses of Parent or any of its Subsidiaries as presently conducted, taken as a whole.

(e)        No material government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Parent Intellectual Property or Parent Technology material to the conduct of the business of Parent or any of its Subsidiaries as currently conducted where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Intellectual Property or Technology.

(f)        Parent and its Subsidiaries own, lease or license all hardware, computer equipment and other information technology systems (collectively, “Parent Computer Systems”) that are necessary for the operation of Parent’s and its Subsidiaries’ businesses as currently conducted. The Parent Computer Systems are in all material respects adequate for the operation of Parent’s and its Subsidiaries’ businesses as currently conducted. During the 18 months prior to the date hereof, (i) no error or fault has occurred in or to any of Parent Computer Systems that has resulted in a material interruption to the operations of Parent or any of its Subsidiaries and (ii) to the Knowledge of Parent, there has been no unauthorized access to or use of any of Parent Computer Systems.

Section 5.15.      Taxes.

(a)        All material Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any extensions actually obtained) and such Tax Returns are true, complete, and correct in all material respects.

(b)        (i) All income Taxes and all other material Taxes due and owing by Parent or any of its Subsidiaries have been timely paid; (ii) the unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Most Recent Parent Balance Sheet, exceed the reserve for Tax liability set forth in the Most Recent Parent Balance Sheet, and (iii) since the date of the Most Recent Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.

(c)        (i) No deficiencies for Taxes against any of Parent and its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) there are no audits, assessments or other actions that are pending or that have been threatened in writing for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries and (iii) the U.S. federal income Tax Returns of Parent and its Subsidiaries through the taxable year ended December 30, 2010 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired.

(d)        Neither Parent nor any of its Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any material Taxes or material Tax Returns.

(e)        There are no Liens for Taxes other than Permitted Liens upon any of the material assets of Parent or any of its Subsidiaries.

(f)        Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement (other than such an agreement exclusively between or among any of Parent and its Subsidiaries).

(g)        Neither Parent nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502 6 or any similar provision of state, local or foreign Law or by reason of being a transferee or successor of such Person.

(h)        Parent and each of its Subsidiaries has in all material respects properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.

(i)        Neither Parent nor any of its Subsidiaries (i) has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(j)        Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011 4(b)(2) or 301.6111 2(b)(2).

(k)        Neither Parent nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other material agreement or ruling relating to Taxes with any Tax authority.

(l)         Neither Parent nor any of its Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction intended to satisfy the requirements of Section 355 of the Code.

(m)        Parent and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of them, and no such Tax exemption, Tax holiday, or other Tax reduction agreement or Order that applies to any of the Company and its Subsidiaries will be adversely affected by the Transactions.

Section 5.16.      Environmental Matters.

(a)        Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the operations of Parent and its Subsidiaries have been conducted in compliance with all Environmental Laws.

(b)        Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have obtained, and are and have been in compliance with, all Permits required under applicable Environmental Laws for the continued operation of their businesses as presently conducted.

(c)        Neither Parent nor any of its Subsidiaries is subject to any outstanding Orders from any Governmental Authority or Contracts with any other Person (other than Contracts relating to the management of Hazardous Materials generated in the ordinary course of business) relating to (i) Environmental Laws, (ii) any Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) an assumption of responsibility for environmental claims of another Person.

(d)        Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written communication alleging that any such party is in violation of any Environmental Law, which violation would reasonably be expected to result in Parent or any of its Subsidiaries, taken as a whole, incurring material liabilities.

(e)        The operations of Parent and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under RCRA or any foreign or state equivalent Law, are and have been in compliance with applicable Environmental Laws in all material respects, and there has been no disposal by Parent or any of its Subsidiaries on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or maintained pursuant to comparable foreign or state Law.

(f)        To Parent’s Knowledge, there is not now, nor has there been in the past, on or in any leased or owned property of Parent or of any of its Subsidiaries any of the following: (i) any underground storage tanks or surface impoundments or (ii) a Release of Hazardous Materials, in either case (i) or (ii) which would reasonably be expected to result in Parent or its Subsidiaries, taken as a whole, incurring material liabilities.

(g)        No judicial or administrative Actions are pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries alleging a violation of or seeking to impose material liability pursuant to any Environmental Law and, to Parent’s Knowledge, there are no material investigations threatened against Parent or any of its Subsidiaries under Environmental Laws.

(h)        Parent and its Subsidiaries have made available to the Company all material environmentally related assessments, audits, investigations, sampling or similar reports prepared since January 1, 2010 or otherwise readily available that are currently retained by and were prepared by or for Parent or any of its Subsidiaries that relate to Parent or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries.

Section 5.17.      Material Contracts.

(a)        Neither Parent nor any of its Subsidiaries is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b)        As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party or bound by the following Contracts (with such Contracts to which Parent or any of its Subsidiaries is a party or is otherwise bound being referred to herein as the “Parent Material Contracts”):

(i)        any Contract that purports to limit, curtail or restrict the right of Parent or any of its Subsidiaries in any material respect (A) to engage or compete in any line of business in any geographic area, with any Person or during any period of time or (B) to solicit or hire any Person;

(ii)        any Contract that is a master service agreement with any of the customers listed on Section 5.21 of the Parent Disclosure Schedule;

(iii)        any Contract requiring Parent or any of its Subsidiaries to provide any notice or information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal or prior to entering into any discussions or Contract relating to any Acquisition Proposal or similar transaction;

(iv)        any Contract (other than a Contract or purchase order with a customer of Parent or its Subsidiaries) that involves total consideration by or to Parent or any of its Subsidiaries of more than $5,000,000 in any 12 month period;

(v)        any indemnification Contract entered into with an officer or director of Parent providing for indemnification by Parent or any of its Subsidiaries (with respect to which Parent or any of its Subsidiaries has continuing obligations as of the date of this Agreement);

(vi)        any Contract establishing a partnership, joint venture or similar third party business enterprise; and

(vii)        (A) any Employee Change-of-Control Agreement, (B) any employment Contract that involves base consideration in excess of $200,000 per annum or (C) any consulting Contract that involves base consideration in excess of $200,000 per annum (in each case with respect to which any party thereto has continuing material obligations as of the date hereof) with any current or former (1) member of Parent Board or (2) employee.

(c)        (i) Each Parent Material Contract is valid and binding on Parent or one of its Subsidiaries and is in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of Parent, is valid and binding on the other parties thereto (in each case subject to the Bankruptcy and Equity Exception); (ii) neither Parent nor any of its Subsidiaries is in material default under any Parent Material Contract and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract; and (iii) to the Knowledge of Parent, no other party to any Parent Material Contract is in material breach or default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder. Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice of termination or cancellation under any Parent Material Contract or received any written notice of material breach or default under any Parent Material Contract that has not been cured. Neither Parent nor any of its Subsidiaries is party to any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Authority. Parent has furnished or made available to the Company true and correct copies of all Parent Material Contracts in effect as of the date hereof.

Section 5.18.    Title to Property and Assets.  Except with respect to matters related to Intellectual Property (which are addressed in Section 5.14) and real property (which are addressed in Section 5.19), and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the properties and assets owned or leased by them, in each case, free and clear of all Liens other than Permitted Liens.

Section 5.19.      Real Property.

(a)        Section 5.19(a) of Parent Disclosure Schedule contains a complete and correct list of the Parent Owned Real Property (including the street address of each parcel of Parent Owned Real Property). Parent or one or more of its Subsidiaries has good and marketable fee simple title to the Parent Owned Real Property free and clear of any and all Liens, other than Permitted Liens. Parent is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Parent Owned Real Property or any portion thereof or interest therein.

(b)        Section 5.19(b) of Parent Disclosure Schedule contains a complete and correct list of the material Parent Leased Real Property, including with respect to such material Parent Leased Real Property the street address of such Parent Leased Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries, as applicable, has good leasehold title to the Parent Leased Real Property, free and clear of any Liens, other than Permitted Liens. All leases and subleases for the Parent Leased Real Property set forth on Section 5.19(b) of the Parent Disclosure Schedule are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any lease or sublease for such Parent Leased Real Property, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material to Parent and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Parent Leased Real Property.

(c)        The Parent Owned Real Property and the Parent Leased Real Property constitute all real property that is currently used in connection with the business of Parent and its Subsidiaries and that are necessary for the continued operation of the Parent’s business as the business is currently conducted.

Section 5.20.     Interested Party Transactions.  There are no Parent Material Contracts, transactions, indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Parent or any of its Subsidiaries, on the one hand, and (a) any officer or director of Parent, (b) any record holder or beneficial owner of five percent or more of the voting securities of Parent or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.21.     Customers and Suppliers.  Section 5.21 of the Parent Disclosure Schedule sets forth a complete and correct list of the names of (a) the 10 largest end customers (taking into account shipments to or orders from contract manufacturers who purchased products or services from Parent or its Subsidiaries upon the request of an original equipment manufacturer) of Parent and its Subsidiaries, taken as a whole (based on the volume of purchases from Parent during (i) the fiscal year ended December 30, 2013 and (ii) the 6-month period ended June 30, 2014), and (b) the 10 largest suppliers of Parent and its Subsidiaries, taken as a whole (based on the volume of purchases by Parent during the fiscal year ended December 30, 2013). As of the date of this Agreement, no such customer or supplier has terminated its relationship with Parent or materially reduced or changed the terms of its business with Parent or its Subsidiaries or given notice to Parent or any of its Subsidiaries that it intends to terminate its relationship with Parent or any of its Subsidiaries or materially reduce or change the terms of its business with Parent or any of its Subsidiaries.

Section 5.22.     Insurance.  Each material insurance policy under which Parent or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect and was in full force and effect during the periods of time such insurance policy purported to be in effect, and Parent is not in material breach or default, and Parent has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, of any such insurance policies. As of the date of this Agreement, Parent has not received any written notice of cancellation or any other indication that any such insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in any material respect.

Section 5.23.      Export Controls; Foreign Corrupt Practices.

(a)        Parent and its Subsidiaries have not, since January 1, 2012, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation of such Laws, except such violations and disclosures that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Parent and each of its Subsidiaries (i) has been and is in compliance with all applicable Foreign Export and Import Laws since January 1, 2012, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all applicable Laws relating to trade embargoes and sanctions, except in the cases of clauses (i), (ii) and (iii) where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)        Neither Parent nor its Subsidiaries nor any of their respective Representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar United States or foreign Laws, except such violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. None of Parent’s directors, or officers, or, to the Knowledge of Parent, the other Representatives of Parent or any of its Subsidiaries, is a “specially designated national” or blocked Person under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. Neither Parent nor any of its Subsidiaries has engaged in any business with any Person with whom, or in any country in which, a United States Person is prohibited from so engaging under United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

(c)        Neither Parent nor its Subsidiaries nor, to the Knowledge of Parent, any of their respective Representatives has directly or indirectly offered or paid anything of value to a Foreign Official (as defined in the Foreign Corrupt Practices Act of 1977) for the purpose of obtaining or retaining business or securing an improper advantage.

Section 5.24.     Proxy Statement.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 4.24, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to the Company Stockholders, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any Subsidiary of the Company) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.25.     Bridge Financing.  Parent has delivered to the Company a true, correct and complete copy of the fully executed commitment letter, dated September 21, 2014, executed and delivered by Parent and JP Morgan Chase Bank N.A., J.P. Morgan Securities LLC, and Barclays Bank PLC and all fee letters associated therewith (such commitment letter and related terms sheets (with all pricing terms redacted (none of which redacted provisions will adversely affect the availability of, or impose conditions on, the availability of the Bridge Financing at the Closing)), together with all annexes, exhibits, schedules and attachments thereto and each such fee letter, in each case, as amended or otherwise modified only to the extent permitted by this Agreement, collectively, the “Commitment Letter”) to provide to Parent, subject to the terms and conditions therein, debt financing in an aggregate principal amount set forth therein (being collectively referred to as the “Bridge Financing”). As of the date of this Agreement, the Commitment Letter has not been amended or modified and the respective obligations and commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, no amendment, restatement, withdrawal, termination or other modification of the Commitment Letter is contemplated. As of the date of this Agreement, the Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, and to the Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception. Parent has fully paid any and all commitment fees and other fees in connection with the Commitment Letter that are payable on or prior to the date of this Agreement. The net cash proceeds of the Bridge Financing contemplated by the Commitment Letter will, together with cash and cash equivalents available to Parent, be sufficient (A) to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under ARTICLE II and ARTICLE III of this Agreement and (B) to fully satisfy all of the outstanding indebtedness of the Company or any of its Subsidiaries to the extent required to be repaid in connection with the consummation of the Merger and the other Transactions (the aggregate amount described in this sentence is referred to as the “Required Amount”). As of the date of this Agreement, Parent has no reason to believe that any of the conditions precedent to closing of the Bridge Financing will not be satisfied, or that the Bridge Financing will not be made available to the Parent, in each case, at or prior to the Closing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default, event of default or breach on the part of Parent under any term or condition of the Commitment Letter or that would permit the financial institutions party thereto to terminate, or to not make the initial funding of the Bridge Financing at or prior to the Closing upon satisfaction of all conditions thereto set forth in, in each case, the Commitment Letter. Except as set forth in the Commitment Letter, there are no (a) conditions precedent to the respective obligations of the lenders specified in the Commitment Letter to fund the full amount of the Bridge Financing at or prior to the Closing; or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Bridge Financing to which any of Parent, Merger Sub or any of their respective Affiliates is a party that would permit the lenders specified in the Commitment Letter to reduce the total amount of the Bridge Financing, or that would materially and adversely affect the availability to Parent of the Bridge Financing at or prior to the Closing.

Section 5.26.     Solvency.  Immediately after giving effect to the Transactions, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall (a) be able to pay their respective debts as they become due and (b) have adequate capital to carry on their respective businesses.

Section 5.27.     Share Issuance.  The shares of Parent Common Stock to be issued pursuant to the Transactions have been duly and validly authorized and, when issued to the Company Stockholders pursuant to this Agreement, shall be validly issued, fully paid and non-assessable.

Section 5.28.     Brokers.  No Person other than J.P. Morgan Securities LLC, the fees of which will be paid by Parent, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.29.     Anti-Takeover Laws.  None of Parent, Merger Sub or any other affiliate of Parent has been an “interested stockholder” (as such term is used in Section 203 of DGCL) with respect to the Company at any time within three years of the date of this Agreement.

Section 5.30.     No Other Representations or Warranties.  Except for the representations and warranties contained in ARTICLE IV, Parent acknowledges that none of the Company, the Subsidiaries of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Subsidiaries of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Subsidiaries of the Company (including any such projections or forecasts made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and Parent has not relied on any such information or any representation or warranty not set forth in ARTICLE IV.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01.      Conduct of Business by the Company and Parent.

(a)        From the date of this Agreement until the earliest of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve intact the assets, including manufacturing facilities, and business organization of the Company and its Subsidiaries, (ii) preserve the current beneficial relationships of the Company and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which the Company or any of its Subsidiaries has material business relations, (iii) retain the services of the present officers and key employees of the Company and its Subsidiaries, (iv) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice.

(b)        From the date of this Agreement until the earliest of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.01 of Parent Disclosure Schedule or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to (i) preserve intact the assets, including manufacturing facilities, and business organization of Parent and its Subsidiaries, (ii) preserve the current beneficial relationships of Parent and its Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which Parent or any of its Subsidiaries has material business relations, (iii) retain the services of the present officers and key employees of Parent and its Subsidiaries, (iv) comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts and (v) keep in full force and effect all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice.

Section 6.02.     Restrictions on the Conduct of Business by the Company.  From the date of this Agreement until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.02 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)        amend the Company Certificate or Company Bylaws or any other comparable organizational documents;

(b)        (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, provided that the Company may issue Company Shares solely upon the exercise or settlement of Company compensatory equity awards issued under the Company Equity Plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (ii) adjust, split, combine, subdivide or reclassify any Company Securities; (iii) enter into any Contract with respect to the sale, voting, registration or repurchase of Company Shares or any other Company Securities; or (iv) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Company Equity Plan in effect on the date of this Agreement), any provision of the Company Equity Plans or any agreement evidencing any outstanding Company Stock Option, Company Restricted Stock, Company Performance Share Units or any similar or related Contract;

(c)        directly or indirectly acquire or agree to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) (i) the equity interest in any Person or division or business of any Person, or (ii) other than the acquisition of raw materials, supplies and equipment in the ordinary course of business consistent with past practice, the property or assets of any Person;

(d)        sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien) any properties, rights or assets (including Company Securities), except (i) sales of inventory in the ordinary course of business consistent with past practices, (ii) transfers among the Company and its Subsidiaries and (iii) dispositions of obsolete or other assets not used in or not material to the Company or its Subsidiaries, in the aggregate, which such assets have a net book value of not more than $5,000,000 in the aggregate;

(e)        sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) any Company Intellectual Property or Company Technology that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(f)        declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Shares or any other Company Securities, other than dividends by any direct or indirect Subsidiary of the Company only to the Company or any wholly owned Subsidiary of the Company;

(g)        (i) increase in any manner the compensation of any of its directors or officers or enter into, establish, amend or terminate, or increase any compensation or benefits under, any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of any stockholder, director, officer, other employee, consultant or Affiliate, other than (A) as required pursuant to applicable Law or the terms of a Company Equity Plan (correct and complete copies of which have been made available to Parent) or (B) increases in salaries, wages and benefits of employees (other than officers or directors) made in the ordinary course of business; (ii) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as required under the terms of any Company Plan or as required by applicable Law; (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Company Plan to the extent not required by the terms of such Company Plan as in effect on the date of this Agreement; (iv) enter into, establish, amend or terminate any Company Plan, policy, agreement, trust, fund or arrangement with, for or in respect of any stockholder, director, officer, other employee, consultant or Affiliate of the Company or any of its Subsidiaries; or (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such Company Plans are made or the basis on which such contributions are determined;

(h)        announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries unless the Company provides written notice to Parent of the Company’s intent to announce, implement or effect any such material termination at least 10 Business Days prior thereto and provides Parent the opportunity to consult with the Company regarding such material termination;

(i)        communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are consistent with prior guidelines or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(j)         other than in the ordinary course of business consistent with past practice or borrowings under existing credit facilities, incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person), including through borrowings under any of the Company’s existing credit facilities, or enter into a “keep well” or similar agreement, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(k)        make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(l)        release, assign, compromise, settle or agree to settle any Action or claim in respect of any threatened Action (including any Action or claim in respect of any threatened Action relating to this Agreement or the Transactions), other than releases, assignments, compromises or settlements that do not create obligations of the Company or any of its Subsidiaries other than the payment of monetary damages (i) equal to or less than the amounts reserved with respect thereto on the Company SEC Reports filed prior to the date of this Agreement or (ii) not in excess of $500,000 for any individual Action and $2,000,000 in the aggregate;

(m)        (i) make or commit to any capital expenditures that involve the purchase of real property or (ii) make any capital expenditures in excess of the amounts specified in Section 6.02(m) of the Company Disclosure Schedule;

(n)        renew any material lease or sublease for Company Leased Real Property unless the Company provides written notice to Parent of the Company’s intent to renew any such material lease or sublease at least 10 Business Days prior thereto and provides Parent the opportunity to consult with the Company regarding such renewal;

(o)        (i) enter into any Company Material Contract or terminate any Company Material Contract, (ii) materially modify, amend, waive any right under or renew any Company Material Contract, other than in the ordinary course of business consistent with past practice, (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of its Subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or (iv) enter into any Contract that would be breached by, or require the consent of any other Person in order to continue in full force following, consummation of the Transaction, provided that nothing in this Section 6.02(o) shall preclude the Company or its Subsidiaries from entering into Company Material Contracts with customers or suppliers in the ordinary course of business consistent with past practices;

(p)        make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person in excess of $1,000,000 individually, other than a direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business and consistent with past practice;

(q)        take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) would be reasonably expected to increase the risk of any Governmental Authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Transaction;

(r)        merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(s)        authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s and its Subsidiaries’ operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

Section 6.03.     Restrictions on the Conduct of Business by Parent.  From the date of this Agreement until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.03 of the Parent Disclosure Schedule or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall cause each of its Subsidiaries not to:

(a)        amend the Parent Certificate or Parent Bylaws or any other comparable organizational documents;

(b)        (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of Parent or any of its Subsidiaries (the “Parent Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Parent Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Parent Securities, provided that Parent may issue shares of Parent Common Stock and issue compensatory equity awards under the Parent Equity Plans as in effect on the date of this Agreement in accordance with their terms as of the date of this Agreement; (ii) adjust, split, combine, subdivide or reclassify any Parent Securities; (iii) enter into any Contract with respect to the sale, voting, registration or repurchase of shares of Parent Common Stock or any other Parent Securities; or (iv) except as required by the terms of this Agreement and except in the ordinary course of business consistent with past practice, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Parent Equity Plan in effect on the date of this Agreement), any provision of the Parent Equity Plans or any agreement evidencing any outstanding awards, thereunder or any similar or related Contract;

(c)        declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the shares of Parent Common Stock or any other Parent Securities, other than dividends by any direct or indirect Subsidiary of Parent only to Parent or any wholly owned Subsidiary of Parent;

(d)        make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(e)        take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) would be reasonably expected to increase the risk of any Governmental Authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Transaction;

(f)        merge or consolidate Parent (or, except with another Subsidiary, any of its Subsidiaries) with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material Subsidiaries;

(g)        other than in connection with Replacement Financing, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to materially impair, delay or prevent the Bridge Financing contemplated by the Commitment Letter; or

(h)        authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s and its Subsidiaries’ operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

Section 6.04.      Company Proxy Statement; Company Stockholders’ Meeting.

(a)        As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Transactions. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other Party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions and (ii) all orders of the SEC relating to the Form S-4.

(b)        The Company shall take all actions necessary in accordance with applicable Law, Orders and the Company Certificate and the Company Bylaws (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable Law and Orders) as soon as practicable following the mailing of the definitive Proxy Statement to the Company Stockholders (but in no event later than 45 calendar days following the date of such mailing), for the purpose of considering the adoption of this Agreement (the “Company Stockholders’ Meeting”) and (ii) unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.06(d), (A) include in the Proxy Statement the Company Board’s recommendation that the holders of the Company Shares vote in favor of the adoption of this Agreement (which recommendation shall be deemed a part of the Company Board Recommendation) and (B) use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and secure the vote or consent of the Company Stockholders as required by the rules of NASDAQ, the DGCL or other applicable Law to effect the Merger. The Company shall give Parent no less than 10 Business Days’ advance notice (or such shorter period of time as notice is provided to NASDAQ) of the date which shall be set as the “record date” for the Company Stockholders eligible to vote on this Agreement and the Transactions. The Company shall consult with Parent regarding the date of the Company Stockholders’ Meeting and shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if and to the extent that: (i) there are holders of an insufficient number of Company Shares present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum at the Company Stockholders’ Meeting and the Company uses its reasonable best efforts during any such postponement or adjournment to obtain such a quorum as soon as practicable, (ii) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff and the Company uses its reasonable best efforts to hold or resume the Company Stockholders’ Meeting as soon as practicable, or (iii) the Company Board shall have determined in good faith (after consultation with outside legal counsel and Parent) that it is required by Law to postpone or adjourn the Company Stockholders’ Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release or filing materials with the SEC; provided that (A) the preceding clause (iii) shall not apply to allow a postponement or adjournment for any information or disclosure related to an Acquisition Proposal (including any Superior Proposal) and (B) no postponement or adjournment may be to a date on or after five Business Days prior to the Outside Date.

(c)        The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholders’ Meeting are solicited, in compliance with all applicable Law and Orders.

(d)        Without limiting the generality of the foregoing, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) its obligations pursuant to this Section 6.04 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the Company Stockholders any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company Stockholders with respect to the Merger at the Company Stockholders’ Meeting.

Section 6.05.      Access to Information; Confidentiality.

(a)        Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, each of the Company and Parent shall, and shall cause its Subsidiaries and its Representatives to, afford the other and its Representatives (including Parent’s financing sources and their respective Representatives) reasonable access during normal working hours upon reasonable advance notice to all of its officers, employees, agents, assets, properties, offices, plants and other facilities, books and records and shall timely furnish the other with such financial, operating, business, financial condition, projections and other data and information as the other or its Representatives (including Parent’s financing sources, through their Representatives), may reasonably request. Each of the Company and Parent shall, and shall cause its Subsidiaries and its Representatives to, provide to the other Party and its Representatives (including Parent’s financing sources) information that is complete and correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

(b)        Any investigation conducted pursuant to the access contemplated by this Section 6.05 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of any of Parent, the Company or any of their respective Subsidiaries or damage or destroy any property or assets of any of Parent, the Company or any of their respective Subsidiaries. All information obtained by the Company, Parent or Merger Sub pursuant to this Section 6.05 shall be held confidential in accordance with the Nondisclosure Agreement, dated August 11, 2014 (the “Confidentiality Agreement”), between Parent and the Company; provided that nothing herein or in the Confidentiality Agreement shall prevent Parent or its financing sources from using all information obtained pursuant to this Section 6.05 or Section 6.09 as necessary and appropriate to consummate the Bridge Financing and/or Replacement Financing except that material, non-public information may not be included without the Company’s prior written consent, unless such material, non-public information has been provided specifically for inclusion in the Bridge Financing or the Replacement Financing.

(c)        After the date of this Agreement, Parent and the Company shall cooperate to establish a mechanism acceptable to both Parent and the Company by which Parent will be permitted, prior to the Effective Time or the Termination Date, as the case may be, and subject to applicable Law, to communicate directly with the Company employees regarding employee related matters.

(d)        This Section 6.05 shall not require either the Company or Parent to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with outside counsel) of such Party would reasonably be expected to result in (i) any violation of any Contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) which such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with outside counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with outside counsel) could reasonably be expected to be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and the other or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the cases of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with outside counsel)) reasonably be likely to result in the violation of any such Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with outside counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the other that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such Contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 6.05(d)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any Contract, use reasonable commercial efforts to seek consent from the applicable third party to any such Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

(e)        No investigation, or information received, pursuant to this Section 6.05 will modify any of the representations and warranties of the Parties.

Section 6.06.      No Solicitation.

(a)        The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal and shall promptly request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all copies of confidential information previously provided to such parties by or on behalf of the Company, its Subsidiaries or Representatives. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, subject to Section 6.06(b), the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate, cause, knowingly facilitate or encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate or encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions, (ii) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal or enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger or (iii) (A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”).

(b)        Notwithstanding anything to the contrary contained in Section 6.06(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company has received from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.06 has not contributed to the making of such Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, then the Company may, subject to clauses (x), (y) and (z) below, (A) furnish confidential information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) will promptly (and in any event within 24 hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and (z) will promptly (and in any event within 24 hours) provide to Parent any and all non-public information delivered to such Person which was not previously provided to Parent.

(c)        From and after the date of this Agreement and prior to the Effective Time, the Company shall promptly (and in any event within 24 hours) notify Parent, in writing, in the event that the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information in contemplation of an Acquisition Proposal relating to the Company or any of its Subsidiaries or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with Section 6.06(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not, and shall cause its Subsidiaries and Representatives not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information relating to the Company or any of its Subsidiaries to Parent, and neither the Company nor any of its Subsidiaries is currently party to any Contract that prohibits the Company from providing the information relating to the Company or any of its Subsidiaries described in this Section 6.06(c) to Parent. The Company (x) shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is or becomes a party and (y) shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement.

(d)        Notwithstanding anything in Section 6.06(a) to the contrary, if (i) the Company receives from a third party a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.06 has not contributed to the making of such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (III) below, the Company Board may at any time prior to the Effective Time, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, (x) effect an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (A) pays, or causes to be paid, the Termination Fee to Parent in immediately available funds and (B) concurrently with such termination enters into the Alternative Acquisition Agreement; provided, further, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (I) the Company shall not have breached this Section 6.06 in a manner that contributed to the making of such Superior Proposal, (II) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive agreement(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), (III) prior to effecting such Adverse

Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in the immediately preceding clause (III), such Acquisition Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in connection with the negotiations required by clause (III)) continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.06(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.

(e)        Notwithstanding anything in Section 6.06(a) to the contrary, if (i) a material development or change in circumstances in the business, results of operations or financial condition of the Company and its Subsidiaries (other than and not related to an Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Company Board (assuming, for such purpose, reasonable consultation with the executive officers of the Company) on or prior to the date of this Agreement occurs or arises after the date of this Agreement and prior to obtaining the Company Stockholder Approval (such development or change, an “Intervening Event”), (ii) the Intervening Event did not result or arise from a material breach of any provision of this Agreement and (iii) the Company Board determines in good faith, after consultation with its outside counsel, that, in light of the existence of such Intervening Event, the failure to make an Adverse Recommendation Change would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, the Company Board may, at any time prior to the Company Stockholder Approval, effect an Adverse Recommendation Change, provided that the Company Board shall not make an Adverse Recommendation Change in light of the existence of such Intervening Event unless (A) the Company has provided to Parent at least five Business Days prior written notice of its intention to take such action with respect to such Intervening Event, which notice shall specify, in reasonable detail, the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Adverse Recommendation Change, (B) the Company shall, and shall cause its financial advisors and outside counsel to, during such five Business Day notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Adverse Recommendation Change as a result of the Intervening Event and (C) following any negotiation described in the immediately preceding clause (B), the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such Adverse Recommendation Change in light of such Intervening Event (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent in connection with the negotiations required by the immediately preceding clause (B)) would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law. In the event of any material change in the circumstances of such Intervening Event or the occurrence of another Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.06(e) with respect to such new written notice.

(f)        Any breaches by any of the Representatives of the Company of the restrictions set forth in this Section 6.06 applicable to the Company’s Subsidiaries or Representatives shall be deemed to be a breach of the restrictions set forth in this Section 6.06 by the Company for all purposes of this Agreement.

(g)        Nothing contained in this Section 6.06 shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal or (iii) an express reaffirmation of the Company Board Recommendation together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under this Section 6.06 or actions taken or notices delivered to Parent by the Company that are required by this Section 6.06, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(f)).

(h)        The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in any Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.01(h).

Section 6.07.      Employee Matters.

(a)        From the Effective Time until the date that is 12 months after the Closing Date, Parent shall cause the compensation and benefits package provided to the employees of the Company and its Subsidiaries as of the Effective Time under the Company Plans listed on Section 4.12(a) of the Company Disclosure Schedule (the “Company Employees”) to be substantially comparable to the compensation and benefits package, in the aggregate, provided to (i) the Company Employees immediately prior to the Effective Time and (ii) similarly situated Parent employees, in each case excluding for purposes of this comparison any equity-based compensation; provided, however, that during such 12-month period, Parent or the Surviving Corporation, as the case may be, may reduce the compensation or benefits of such Company Employees if such reductions in compensation or benefits are made equitably and as part of an across-the-board reduction applicable to all employees within the United States.

(b)        From and after the Effective Time, Parent shall cause the Surviving Corporation to comply in all material respects with its obligations under all employment and severance agreements listed on Section 4.12(a) of the Company Disclosure Schedule that are in effect as of the Effective Time, in each case, subject to the terms and conditions of each such agreement.

(c)        For purposes of eligibility, vesting and, solely with respect to severance and vacation, level of benefit entitlement (but in no event for purposes of benefit accrual or eligibility for retiree medical or other retiree welfare benefits) under the Parent Plans, each Company Employee shall, subject to applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plans in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(d)        For purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under a similar Plan in which such Company Employee participated immediately prior to the Effective Time and Parent shall use reasonable best efforts to cause any eligible expenses incurred by such employee and his or her covered dependents under the Parent Plans during the portion of the plan year of the Parent Plan ending on the date such employee’s participation in the corresponding Parent Plan begins to be taken into account under such Parent Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(e)        At Parent’s election, the Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all 401(k) Plans sponsored or maintained by the Company. In such event, Parent shall receive from the Company evidence that the Company’s Plan(s) and/or program(s) have been terminated pursuant to resolutions of the Company Board or a committee thereof (the form and substance of which shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

(f)        Notwithstanding the foregoing, nothing contained in this Section 6.07 shall (i) be treated as an amendment of any particular Plan, (ii) give any third party any right to enforce the provisions of this Section 6.07 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Plan or (B) retain the employment of any particular employee.

Section 6.08.      Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a)        To the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Company Certificate or Company Bylaws, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, accurate and complete copies of which have been provided to Parent and are listed in Section 6.08(a) of the Company Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any Action or as permitted under applicable Law. Parent’s obligation under this Section 6.08(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six years after the Effective Time. During such period, Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.08.

(b)        In addition to Parent’s indemnification obligations pursuant to Section 6.08(a) above, prior to the Effective Time, the Company shall purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each Indemnified Party with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been made available to Parent) in respect of actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided, however, that in no event shall the Company expend more than 300% of the current annual premium paid by the Company for such policy to purchase the “tail” policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, the Company shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(c)        The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(d)        If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.08.

Section 6.09.      Financing Arrangements.

(a)        Except to the extent Parent (or an Affiliate of Parent) has consummated Replacement Financing, subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Bridge Financing, if necessary, at or prior to the Closing on the terms and conditions described in the Commitment Letter, and, without the Company’s prior written consent, will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, modification or waiver would (i) reduce the aggregate amount of the Bridge Financing as provided in the Commitment Letter as of the date of this Agreement (except to the extent of any consummated Replacement Financing), or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, in each case, to the receipt by Parent at or prior to the closing of the Bridge Financing; provided, however, that Parent and Merger Sub may (i) amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement if the addition of such parties individually or in the aggregate, would not reasonably be expected to materially delay or prevent the consummation of the Bridge Financing or the Closing or (ii) otherwise amend or replace the Commitment Letter so long as (A) such amendment does not impose terms or conditions that would reasonably be expected to materially delay or prevent the Closing, (B) the terms are not, taken as a whole, materially less favorable to Parent or Merger Sub than those in the Commitment Letter as in effect on the date of this Agreement and (C) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment or replacement of the Commitment Letter as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced Commitment Letter will be deemed to be “Bridge Financing” as such term is used in this Agreement. Except to the extent Parent (or an Affiliate of Parent) has consummated Replacement Financing, Parent shall notify the Company as soon as reasonably practicable if, at any time prior to the Closing Date, (i) the Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to the Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain any of the Bridge Financing substantially on the terms described in the Commitment Letter. Parent will use its reasonable best efforts to (i) maintain in effect the Commitment Letter (including any definitive agreements entered into in connection therewith), (ii) satisfy when required by the Commitment Letter as in effect on the date of this Agreement all conditions in the Commitment Letter applicable to Parent and Merger Sub to obtaining the Bridge Financing at or prior to the Closing, (iii) negotiate and enter into definitive agreements with respect to the Commitment Letter on terms and conditions contained in the Commitment Letter or consistent in all material respects with the Commitment Letter at or prior to the Closing (such definitive agreements, together with the Commitment Letter, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (iv) upon satisfaction of the conditions contained in the Commitment Letter, consummate the Bridge Financing at or prior to the Closing and (v) fully enforce its rights under the Commitment Letter. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Bridge Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, advising and updating the Company, in a reasonable level of detail, with respect to status, proposed closing date under the Financing Agreements (which shall be at or prior to the Closing) and material terms of the material definitive documentation for the Bridge Financing, provided that, except as required by Section 6.05, in no event will Parent be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

(b)        Except to the extent Parent has consummated Replacement Financing, if the Commitment Letter shall expire or terminate for any reason, or if any portion of that amount of the Bridge Financing necessary to consummate the Transactions becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable Financing Agreements, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, a new debt financing commitment that provides for a debt financing, the net cash proceeds of which, together with cash and cash equivalents available to Parent, will be sufficient to consummate the Transactions and to pay the Required Amount, in each case, with conditions not materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the conditions set forth in the

Commitment Letter as in effect on the date of this Agreement, which new commitment shall include a termination date not earlier than the Outside Date (“Alternative Financing”). In such event, (i) the term “Bridge Financing” as used in this Agreement will be deemed to include the Alternative Financing, (ii) the term “Commitment Letter” will be deemed to include any commitment letters, together with all annexes, exhibits, schedules and attachments thereto, and all term sheets and fee letters related thereto, in each case, with respect to the Alternative Financing, and (iii) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing. Parent shall accept any such commitment letters if the funding conditions and other terms and conditions contained therein are not materially adverse to Parent in comparison with those contained in the Commitment Letter as in effect on the date of this Agreement.

(c)        Prior to the Closing, and without limiting its obligations pursuant to Section 6.05(a), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, in each case, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Bridge Financing and/or Replacement Financing (including the satisfaction of the conditions precedent set forth therein), including, without limitation (in each case, to the extent reasonably requested):

(i)        participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders, investors and rating agencies;

(ii)        assisting with the preparation by Parent of materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings by Parent from ratings agencies), offering documents, private placement memoranda, bank information memoranda and similar documents required in connection with such financing and all documentation and, if required in writing by Parent at least 10 Business Days prior to the Closing Date, furnish Parent within three Business Days of the Closing Date all information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii)        using its reasonable best efforts to (A) execute and deliver any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, and any other documents reasonably requested by Parent in connection with facilitating the pledge of collateral, including Intellectual Property, in each case provided such documents, arrangements and other financing documents are effective following the Closing and are conditioned on consummation of the Merger, and (B) seek to obtain the consent of accountants for use of their reports in any materials relating to the Replacement Financing;

(iv)        (A) furnishing to Parent and its financing sources all audited and unaudited financial statements, business and other financial data, audit reports and other information regarding the Company of the type customarily included in offering memoranda for private placements pursuant to Rule 144A under the Securities Act (other than (i) separate financial statements and footnote disclosures with respect to guarantors required by Rule 3-10 of Regulation S-X under the Securities Act, it being understood that customary non-guarantor financial information on a percentage basis shall be provided, and (ii) separate financial statements with respect to subsidiaries pursuant to Rule 3-16 of Regulation S-X under the Securities Act), to consummate a Rule 144A offering of debt securities (provided that Parent shall be responsible for the preparation of pro forma financial statements), and such information shall be of the type and form that would be necessary for the investment banks to receive from the Company’s independent accountants customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) with respect to the financial information to be included in such offering documents and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent; and (B) furnishing to Parent and its financing sources information required in connection with confidential information memoranda and the lenders’ presentation in respect of the Bridge Financing or Replacement Financing, in each case customarily used for the syndication of either such financing;

(v)        providing customary authorization and management representation letters representing (without any knowledge or similar qualifier) that the information contained in any confidential information memorandum or lender presentation does not include any material non-public information about the Company and its Subsidiaries and designating the information provided to Parent’s financing sources as suitable to be made available to lenders who do not wish to receive such material non-public information;

(vi)        providing monthly financial statements (excluding footnotes) of the Company to the extent the Company customarily prepares such financial statements and pursuant to the historical practices of the Company;

(vii)        using reasonable best efforts to assist Parent in obtaining accountants’ comfort letters, consents, surveys, legal opinions from local outside counsel (and not internal counsel) and title insurance as reasonably requested by Parent for the Bridge Financing and/or Replacement Financing; and

(viii)        subject to Section 6.05, taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Bridge Financing and/or Replacement Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the Bridge Financing to take effect at the Closing, and (C) permit representatives of the prospective lenders to conduct commercial field examinations, inventory appraisals and an appraisal of the owned real estate, and use commercially reasonable efforts to make audits and appraisals available to the Parent for purposes of the Bridge Financing, provided, however, that notwithstanding the foregoing provisions of this clause (vi), in no event shall Parent or any such lender be permitted to contact any customer, vendor or supplier of the Company or any of its Subsidiaries without the Company’s prior written consent.

Nothing in this Section 6.09(c) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.09(c) to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than the authorization letters and representation letters referred to in clause (iv) above). Notwithstanding the foregoing, under no circumstance shall the Company or its Subsidiaries be required to authorize (and Parent and none of Parent’s financing sources or any other lender to Parent is permitted to make), any pre-filing of any UCC-1’s or other documents which create Liens. None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 6.09(c) that would subject it to actual or potential liability for which it would not be indemnified hereunder or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Bridge Financing, Replacement Financing or any of the foregoing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.09(c). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities suffered or incurred by any of their officers, directors or employees in connection with the Bridge Financing or Replacement Financing, except to the extent such liabilities arose out of or resulted from (i) information provided by or on behalf of the Company or any of its Subsidiaries or any of its or their respective Representatives or (ii) the gross negligence, fraud, bad faith, willful misconduct, intentional misrepresentation, or intentional breach of this Agreement by the Company, any of its Subsidiaries or any of its or their respective Representatives. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Bridge Financing or Replacement Financing, provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries.

(d)        Parent and Merger Sub acknowledge and agree that the obtaining of the Bridge Financing or Replacement Financing is not a condition to the Closing. For the avoidance of doubt, if the Bridge Financing or Replacement Financing has not been obtained, Parent will continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in ARTICLE VII, to complete the Merger and consummate the other Transactions.

(e)        If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination or redemption of (i) the indebtedness of the Company set forth on Section 6.09(e) of the Company Disclosure Schedule and (ii) any other indebtedness of the Company and its Subsidiaries, together with the procurement of customary payoff letters in connection therewith; provided that in no event shall this Section 6.09(e) require the Company to cause any indebtedness of the Company and its Subsidiaries to be terminated unless (i) the Company has received from Parent funds to pay in full the payoff amount for any such indebtedness and (ii) Parent has agreed to and has provided backstop letters of credit or cash collateralized any existing letters of credit and guarantees and hedging arrangements and other bank products thereunder in a manner reasonably satisfactory to the lenders or holders of such indebtedness, to the extent applicable.

Section 6.10.      Further Action; Efforts.

(a)        Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which the Company or any of its Subsidiaries is a party as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions. Subject to the terms and conditions of this Agreement, prior to the Effective Time, each of the Company, Parent and Merger Sub shall, as promptly as practicable, use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) make all appropriate filings and submissions (and filings and submissions considered by Parent to be advisable) under the HSR Act and with any other Governmental Authority pursuant to any other applicable Antitrust Laws or otherwise, as promptly as practicable, but in no event later than 10 Business Days after the date of this Agreement with respect to filing under the HSR Act, and shall make as promptly as practicable any other appropriate submissions under other applicable Antitrust Laws, (ii) use reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws, (iii) cooperate and consult with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations.

(b)        In connection with, and without limiting, the efforts referenced in Section 6.10(a), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other reasonably informed of any communication received by it from, or given by it to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other United States or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority (other than the Defense Security Service) or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority (other than the Defense Security Service) or other Person, give the other the opportunity to attend and participate in such meetings and conferences.

(c)        In furtherance and not in limitation of the covenants of the Parties contained in Section 6.10(a) and Section 6.10(b), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(d)        In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other Transaction, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided, however, that no Party shall make any offer, acceptance or counter-offer to, or otherwise engage in discussions with, any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested or agreed to by the other Parties, which agreement shall not be unreasonably withheld, delayed or conditioned. Each Party shall use its reasonable best efforts to provide full and effective support the other Parties in all material respects in all such negotiations and discussions to the extent reasonably requested by any such other Party.

(e)        Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.10 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.01 and (ii) nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree to (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) commence or defend any Action or claim in respect of any threatened Action, (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and its Subsidiaries or (E) waive any of the conditions set forth in ARTICLE VII of this Agreement. Without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall, in response to any objections asserted with respect to the Transactions under any Antitrust Law or any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law, (A) sell, hold separate or otherwise dispose of all or a portion of their respective businesses, assets or properties, or conduct their business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) commence or defend any Action or claim in respect of any threatened Action or (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties.

(f)        Without limiting the generality of Section 6.10(a), each of Parent and the Company shall use its reasonable best efforts to submit a draft joint voluntary notice and, following the receipt of any comments thereto, a final joint voluntary notice, to CFIUS (the “Exon-Florio Filing”) as promptly as reasonably practicable following the date of this Agreement. Parent and the Company shall cooperate in preparing, pre-filing and filing with CFIUS a joint voluntary notice of the Transactions in accordance with applicable Law. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable (but in any event within the time required to avoid possible rejection or deferred acceptance of the Exon-Florio Filing under 31 C.F.R. § 800.403) to any inquiries or requests received from CFIUS in connection with such joint voluntary notice. Each of Parent and the Company shall use its reasonable best efforts to obtain the CFIUS Approval.

Section 6.11.    Public Announcements.  The Parties agree that no public release or announcement concerning the Transactions shall be issued by a Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or rules of NASDAQ, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance. The Parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

Section 6.12.    Anti-Takeover Laws.  If any Anti-Takeover Law is or may become applicable to any Transaction, (a) the Parties shall use reasonable best efforts to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any Transaction.

Section 6.13.     Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.14.     Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice or other communication received from any Person alleging that the consent of such Person is required in connection with the Transactions, (b) any notice from any Governmental Authority in connection with the Transactions, (c) any Actions or claims commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries that relate to the Transactions, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by such Party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied, and with respect to Parent and Merger Sub, untrue or inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied, and (e) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

Section 6.15.      Company and Parent SEC Reports.

(a)        From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b)        From the date of this Agreement to the Effective Time, Parent shall timely file with the SEC all Parent SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Parent SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Parent SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 6.16.      Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including Company Stock Options or any other derivative securities with respect to Company Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 6.17.      Listing.  Parent shall timely make all required notifications to NASDAQ and shall take all other actions necessary in connection with listing on NASDAQ of shares of Parent Common Stock to be issued in connection with the Share Issuance.

Section 6.18.      Adoption of this Agreement.  Immediately following execution and delivery of this Agreement by the Parties, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and, promptly thereafter, deliver to the Company a copy of the written consent reflecting the adoption of this Agreement by Parent as the sole stockholder of Merger Sub or the minutes of the stockholders meeting of Merger Sub at which this Agreement was adopted.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01.      Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable Law at or prior to the Effective Time of the following conditions:

(a)        Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)        Antitrust Consents.  (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any affirmative approval of a Governmental Authority required under any other Antitrust Law set forth in Section 7.01(b) of the Company Disclosure Schedule shall have been obtained or deemed to have been obtained under such applicable Antitrust Law.

(c)        No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or Order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

(d)        CFIUS Approval.  The Parties shall have obtained CFIUS Approval.

(e)        Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

Section 7.02.     Conditions to Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)        The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that notwithstanding the foregoing, (i) the representations and warranties of the Company contained in Section 2.07, Section 4.01, Section 4.02, Section 4.05, Section 4.10(b), Section 4.23, Section 4.25 and Section 4.26 shall be true and correct as of the date of this Agreement and at and as of the Closing (except in the case of Section 4.10(b), without regard to any qualifications therein as to materiality or Company Material Adverse Effect) as though made at and as of such time (or, if made as of a specific date, at and as of such date), in all material respects, and (ii) the representations and warranties of the Company contained in Section 4.04 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and at and as of the Closing as though made at and as of such time (or, if made as of a specific time, at and as of such date).

(b)        The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)        Since the date of this Agreement, there shall not have been any event, occurrence, condition, change, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)        Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of the Company to evidence satisfaction of the conditions set forth in Section 7.02(a), (b) and (c).

Section 7.03.      Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Parent Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that notwithstanding the foregoing, (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01, Section 5.02, Section 5.03(a), Section 5.04, Section 5.05, Section 5.10(b), Section 5.23, Section 5.26, Section 5.27 and Section 5.28 shall be true and correct as of the date of this Agreement and at and as of the Closing (except in the case of Section 5.10(b), without regard to any qualifications therein as to materiality or Parent Material Adverse Effect) as though made at and as of such time (or, if made as of a specific date, at and as of such date), in all material respects, and (ii) the representations and warranties of the Company contained in Section 5.04 shall be true and correct (other than de minimus inaccuracies) as of the date of this Agreement and at and as of the Closing as though made at and as of such time (or, if made as of a specific time, at and as of such date).

(b)        Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)        Since the date of this Agreement, there shall not have been any event, occurrence, condition, change, development, state of facts or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)        The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of Parent to evidence satisfaction of the conditions set forth in Section 7.03(a), (b) and (c).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.     Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company, if the Effective Time shall not have occurred on or before the date that is nine months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement caused the failure of the Effective Time to occur on or before such date; provided, further, that if on the Outside Date, one or more of the conditions to Closing set forth in Section 7.01(b), Section 7.01(d) or Section 7.01(c) (but for purposes of Section 7.01(c) only if such restraint or prohibition is attributable to an Antitrust Law or Exon-Florio or otherwise seeking approval under an Antitrust Law or CFIUS Approval) (collectively, the “Regulatory Conditions”) shall not have been fulfilled, but all other conditions to Closing shall be or shall be capable of being fulfilled, then Parent or the Company shall be entitled to extend the Outside Date by a period of up to three additional months by written notice to the other Parties;

(c)        by either Parent or the Company, if any Governmental Authority shall have (i) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any Order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)        by Parent, if (i) there shall have occurred any event, occurrence, condition, change, development, state of facts or circumstance that, individually or in the aggregate, have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured or has not been cured prior to the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e)        by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournment or postponement thereof) has concluded, the Company Stockholders have voted and the Company Stockholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to the Company if it has not materially complied with its obligations under Section 6.01 and Section 6.04;

(f)        by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal (which, for purposes of this Section 8.01(f)(ii), “Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “15%” and “85%” shall be replaced by “50%”) within ten Business Days of the making thereof or (B) shall have failed to publicly reconfirm the Company Board Recommendation within four days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.06; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available to Parent if the Company Stockholder Approval has been obtained;

(g)        by the Company, if (i) there shall have occurred any event, occurrence, condition, change, development, state of facts or circumstance that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy (A) would give rise to the failure of the condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is incapable of being cured or has not been cured prior to the Outside Date; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(h)        by the Company in accordance with Section 6.06(d).

Section 8.02.     Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party except that the provisions of the last sentence of Section 6.05(b), Section 6.09(c), this Section 8.02, Section 8.03 and ARTICLE IX shall survive any such termination; provided, however, that nothing herein shall relieve any Party from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 8.03.      Fees and Expenses.

(a)        Except as otherwise set forth in this Section 8.03, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective Party incurring such fees and expenses, whether or not the Merger is consummated (it being agreed that the Company and Parent shall each bear and pay one half of (i) the expenses incurred in connection with the filing and printing of the Form S-4 and Proxy Statement included therein and for mailing it to Company Stockholders, and (ii) all required filing fees under the HSR Act).

(b)        In the event this Agreement shall be terminated:

(i)        by (A) the Company pursuant to Section 8.01(h) or (B) Parent pursuant to Section 8.01(f), the Company shall pay to Parent the Termination Fee; or

(ii)        (A) by Parent or the Company pursuant to Section 8.01(b) or by Parent pursuant to Section 8.01(d) or Section 8.01(e), (B) at or prior to the date of termination, an Acquisition Proposal shall have been made known to the Company or shall have been made directly to the Company Stockholders generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn) and (C) concurrently with such termination or within 12 months following such termination, the Company enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee upon the earlier to occur of the Company’s entering into an Alternative Acquisition Agreement or the consummation of such Acquisition Proposal. For purposes of this Section 8.03(b)(ii), “Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “15%” and “85%” shall be replaced by “50%.”

(c)        In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 8.01(e) after a Bona Fide Proposal shall have been made, the Company shall promptly pay to Parent all documented out-of-pocket costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions up to a maximum amount equal to $4,000,000 (the “Expense Reimbursement”); provided that in the event the Expense Reimbursement is paid and a Termination Fee is thereafter payable pursuant to Section 8.03(b)(ii), the Termination Fee otherwise payable shall be reduced by the amount of the Expense Reimbursement.

(d)        In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 8.01(b) (but for purposes of Section 8.01(b) only if one or more of the Regulatory Conditions has not been satisfied prior to the date of termination) or Section 8.01(c) (but for purposes of Section 8.01(c) only if such illegality or prohibition is attributable to an Antitrust Law or Exon-Florio or otherwise seeking approval under an Antitrust Law or CFIUS Approval) and all of the conditions to Closing set forth in ARTICLE VII (other than (i) the conditions set forth in Section 7.01(b), Section 7.01(c) (but for purposes of Section 7.01(c) only if such restraint or prohibition is attributable to an Antitrust Law or Exon-Florio or otherwise seeking approval under an Antitrust Law or CFIUS Approval) or Section 7.01(d) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions could be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination, then Parent shall pay to the Company the Reverse Breakup Fee. Notwithstanding anything to the contrary contemplated in this Agreement, in the event the Closing does not occur and the Company has the right to receive the Reverse Breakup Fee pursuant to this Section 8.03(d), such Reverse Breakup Fee, together with applicable costs of collection, if any, payable pursuant to Section 8.03(e) shall be the exclusive remedies of the Company against Parent and Merger Sub for any loss, cost, liability or expense relating to or arising under this Agreement or the Transactions, including the failure of Parent and Merger Sub to consummate the Merger; provided, however, that nothing in this Section 8.03(d) shall relieve Parent or Merger Sub from any liability for, or eliminate or preclude any remedies of the Company against Parent or Merger Sub in respect of, any intentional breach of this Agreement by Parent or Merger Sub prior to the termination of this Agreement.

(e)        The Company, Parent and Merger Sub each acknowledge that the agreements contained in this Section 8.03 are an integral part of the Agreement and the Transactions and that, without these agreements, the other Parties would not enter into this Agreement. Except with respect to Section 8.01(h) (in which case the Termination Fee shall be paid by the Company in accordance with Section 6.06(d)) or in the case where the Termination Fee is payable pursuant to Section 8.03(b)(ii) (in which case the Termination Fee shall be paid by the Company in accordance with Section 8.03(b)(ii)), the Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as applicable, shall be paid by Parent or the Company, as applicable, as directed by Parent or the Company in writing in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that the Company or Parent, as applicable, shall fail to pay the Termination Fee, Expense Reimbursement or Reverse Breakup Fee required pursuant to this Section 8.03 when due, such Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as the case may be, became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points. In addition, if a Party shall fail to pay any Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as the case may be, when due, such Party shall also pay to the Party entitled to such Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as applicable, such non-paying Party’s costs and expenses (including attorneys’ fees) incurred in connection with efforts to collect such Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as the case may be. For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, in no event will a Party be obligated to pay a Termination Fee, Expense Reimbursement or Reverse Breakup Fee, as the case may be, on more than one occasion.

(f)        Notwithstanding anything to the contrary herein, the Company, its Subsidiaries and the Representatives and Affiliates of the Company and its Subsidiaries shall not have any rights or claims against any Parent financing source (including, without limitation, the parties to the Commitment Letter) in connection with the Transactions, including the Bridge Financing or any Replacement Financing, whether at law or equity, in contract, in tort or otherwise.

Section 8.04.      Amendment.  This Agreement may be amended by the Parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, after Company Stockholder Approval has been obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of NASDAQ, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties. Notwithstanding the foregoing, the provisions of Section 6.05(a), Section 6.05(b), Section 6.09, Section 8.03(f), this Section 8.04, Section 9.06, Section 9.07 and Section 9.08, to the extent affecting any of the Parent’s financing sources, may not be amended, modified or waived (including any defined term used therein) without the prior written consent of each of Parent’s financing sources participating in Replacement Financing or, to the extent Parent or an Affiliate of Parent has not consummated Replacement Financing, the Bridge Financing, as applicable.

Section 8.05.      Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.      Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 9.02.      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:
TTM Technologies, Inc. 1665 Scenic Avenue, Suite 250 Costa Mesa, California 92626
Attention:	Thomas T. Edman
Facsimile:	(714) 784-3712
Email:	tom.edman@ttmtech.com

with a copy to:
Greenberg Traurig, LLP 2375 E. Camelback Road, Suite 700 Phoenix, Arizona 85016
Attention:	Bruce E. Macdonough Brian H. Blaney
Facsimile:	(602) 445-8100
Email:	macdonoughb@gtlaw.com blaneyb@gtlaw.com

if to the Company:
Viasystems Group, Inc. 101 South Hanley Road St. Louis, Missouri 63105
Attention:	David M. Sindelar
Facsimile:	(314) 746-2299
Email:	dave.sindelar@viasystems.com

with a copy to:
Jones Day 2727 North Harwood Dallas, Texas 75201
Attention:	R. Scott Cohen Troy B. Lewis
Facsimile:	(214) 969-5100
Email:	scohen@jonesday.com tblewis@jonesday.com

Section 9.03.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy or the application of this Agreement to any Person or circumstance is invalid or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04.      Entire Agreement; Assignment.  This Agreement, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement. Notwithstanding the forgoing, the Company acknowledges and agrees that, upon execution of this Agreement, each of Parent’s potential financing sources shall be considered a Representative (as defined in the Confidentiality Agreement) of Parent for all purposes under the Confidentiality Agreement. This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned subsidiary of Parent without the consent of the Company.

Section 9.05.      Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, without any requirement to post bond, in addition to any other remedy at law or equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 9.06.      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 6.08 and Section 6.09(c) (which are intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons). Notwithstanding the foregoing, Parent’s financing sources are intended third party beneficiaries under the provisions of Section 6.05(a), Section 6.05(b), Section 6.09, Section 8.03(f), Section 8.04, Section 9.04, this Section 9.06, Section 9.07 and Section 9.08.

Section 9.07.      Governing Law; Forum.

(a)        All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b)        All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The Parties hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the Parties agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 9.02 or such other manner as may be permitted by Law shall be valid and sufficient service of process.

(c)        Notwithstanding anything to the contrary in this Agreement, each of the Parties agrees that it will not bring or support, nor will it permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against Parent’s financing sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The Parties further agree that all of the provisions of Section 9.08 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third-party claim reference in this Section 9.07(c). The provisions of this Section 9.07(c) shall be enforceable by each of Parent’s financing sources and their respective Affiliates, successors and permitted assigns.

Section 9.08.      Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

Section 9.09.      Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TTM TECHNOLOGIES, INC.

By:	/s/ Thomas T. Edman

Name:	Thomas T. Edman
Title:	President and Chief Executive Officer

VECTOR ACQUISITION CORP.

By:	/s/ Thomas T. Edman

Name:	Thomas T. Edman
Title:	President

VIASYSTEMS GROUP, INC.

By:	/s/ David M. Sindelar

Name:	David M. Sindelar
Title:	Chief Executive Officer

Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Viasystems Group, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.